UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☑	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

Regional Management Corp.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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March 18, 2014

Dear Stockholders:

You are cordially invited to attend the 2014 Annual Meeting of Stockholders (the “Annual Meeting”) of Regional Management Corp. (“Regional” or the “Company”), which will be held on Wednesday, April 23, 2014, at 8:00 a.m. local time, at the Hyatt Regency Greenville, 220 N. Main Street, Greenville, SC 29601.

During the Annual Meeting, we will discuss each item of business described in the Notice of Annual Meeting of Stockholders and Proxy Statement, which we will begin mailing to stockholders on or about March 21, 2014. At the Annual Meeting, stockholders will be asked to elect five nominees for director to serve until the next annual meeting of stockholders and to ratify the appointment of McGladrey LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2014. The Company’s Board of Directors unanimously recommends that you vote FOR the election of the director nominees and FOR the ratification of the appointment of McGladrey LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2014.

Your vote is important to us. If you do not intend to be present at the Annual Meeting, we ask that you vote your shares by signing, dating, and returning the accompanying proxy card promptly so that your shares of common stock may be represented and voted at the Annual Meeting. Additional instructions regarding the different voting options that we provide are contained on the accompanying proxy card. It is important that your shares of common stock be represented at the Annual Meeting so that a quorum may be established. Even if you plan to attend the Annual Meeting in person, please read the proxy materials carefully, and then vote your shares by signing, dating, and returning the accompanying proxy card. If you attend the Annual Meeting, you may revoke your proxy and vote your shares in person.

We make available free of charge at our Investor Relations website, www.regionalmanagement.com, a variety of information for investors. Our goal is to maintain the Investor Relations website as a portal through which investors can easily find or navigate to pertinent information about us.

On behalf of the Board of Directors of the Company, thank you for your continued support and ownership of Regional Management Corp. common stock.

Sincerely,

Thomas F. Fortin

Chief Executive Officer, Director

REGIONAL MANAGEMENT CORP.

509 West Butler Road

Greenville, South Carolina 29607

(864) 422-8011

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held on April 23, 2014

To the Stockholders of Regional Management Corp.:

We hereby give notice that the Annual Meeting of Stockholders (the “Annual Meeting”) of Regional Management Corp. (“Regional” or the “Company”) will be held on Wednesday, April 23, 2014, at 8:00 a.m. local time, at the Hyatt Regency Greenville, 220 N. Main Street, Greenville, SC 29601, for the following purposes:

(1)	To elect the five nominees named in the accompanying Proxy Statement to serve as members of our Board of Directors until the next annual meeting of stockholders or until their successors are elected and qualified;

(2)	To ratify the appointment of McGladrey LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014; and

(3)	To transact such other business as may properly come before the Annual Meeting or any adjournments thereof.

Only stockholders whose names appear of record on our books at the close of business on March 14, 2014, will be entitled to notice of and to vote at the Annual Meeting or at any adjournments thereof.

You are cordially invited to attend the Annual Meeting. Your vote is important. Whether or not you plan to attend the Annual Meeting in person, you are urged to cast your vote promptly. If you attend the Annual Meeting, you may revoke your proxy and vote your shares in person. For specific instructions regarding how to vote, please see the accompanying proxy materials.

By Order of the Board of Directors

Brian J. Fisher

Vice President, General Counsel, and Secretary

Greenville, South Carolina

March 18, 2014

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON APRIL 23, 2014: THE PROXY STATEMENT AND THE COMPANY’S ANNUAL REPORT ON FORM 10-K ARE AVAILABLE AT https://materials.proxyvote.com/75902K.

WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, DATE, AND SIGN THE ENCLOSED PROXY CARD, AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE IN ORDER TO ASSURE REPRESENTATION OF YOUR SHARES. NO POSTAGE NEED BE AFFIXED IF THE PROXY CARD IS MAILED IN THE UNITED STATES.

IN ACCORDANCE WITH OUR SECURITY PROCEDURES, ALL PERSONS ATTENDING THE ANNUAL MEETING WILL BE REQUIRED TO PRESENT PICTURE IDENTIFICATION.

REGIONAL MANAGEMENT CORP.

PROXY STATEMENT ON SCHEDULE 14A

2014 Annual Meeting of Stockholders

REGIONAL MANAGEMENT CORP.

509 West Butler Road

Greenville, South Carolina 29607

(864) 422-8011

PROXY STATEMENT

For the Annual Meeting of Stockholders to Be Held on April 23, 2014

Important Notice Regarding the Availability of Proxy Materials

for the Stockholder Meeting to Be Held on April 23, 2014:

The Notice of Annual Meeting of Stockholders, Proxy Statement, and Annual Report on Form 10-K are available at https://materials.proxyvote.com/75902K and on the Investor Relations website of Regional Management Corp. at www.regionalmanagement.com.

March 18, 2014

GENERAL

This proxy statement (the “Proxy Statement”) and the accompanying proxy card are first being sent on or about March 21, 2014, to the stockholders of Regional Management Corp., a Delaware corporation (“Regional,” the “Company,” “we,” “us,” and “our”), in connection with the solicitation of proxies by our Board of Directors (the “Board”) for use at the Annual Meeting of Stockholders (the “Annual Meeting”) to be held on April 23, 2014, at the Hyatt Regency Greenville, 220 N. Main Street, Greenville, SC 29601, at 8:00 a.m. local time and any postponement or adjournment thereof. An Annual Report on Form 10-K, containing financial statements for the fiscal year ended December 31, 2013, is being mailed together with this Proxy Statement to all stockholders entitled to vote at the Annual Meeting.

The accompanying proxy card is solicited by mail by and on behalf of the Company’s Board, and the cost of soliciting proxies will be borne by the Company. In addition to use of the mails, proxies may be solicited in person, by telephone, or via the Internet by the Company’s directors and officers who will not receive additional compensation for such services. The Company will request banks, brokerage houses, and other institutions, nominees, and fiduciaries to forward the soliciting material to beneficial owners and to obtain authorization for the execution of proxies. The Company will, upon request, reimburse these parties for their reasonable expenses in forwarding proxy materials to our beneficial owners.

The accompanying proxy card is for use at the Annual Meeting if a stockholder either will be unable to attend in person or will attend but wishes to vote by proxy in advance of the Annual Meeting. Instructions as to how you may cast your vote by proxy are found on the accompany proxy card. The purposes of the Annual Meeting are (i) to elect the five nominees named in the Proxy Statement to serve as members of the Board until the next annual meeting of stockholders or until their successors are elected and qualified; (ii) to ratify the appointment of McGladrey LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2014; and (iii) to transact such other business as may properly come before the Annual Meeting or any adjournments thereof.

Voting Rights and Procedures

Only stockholders of record at the close of business on March 14, 2014 (the “Record Date”), will be entitled to receive notice of and to vote at the Annual Meeting. As of the Record Date, 12,652,197 shares of common stock, $0.10 par value per share, of the Company were issued and outstanding. The holders of common stock are entitled to one vote per share on any proposal presented at the Annual Meeting.

Stockholders may vote in person or by proxy. If you attend the Annual Meeting, you may vote in person even if you have previously returned your proxy card. Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by (i) filing with the Corporate Secretary of the Company, before the taking of the vote at the Annual Meeting, a written notice of revocation bearing a later date than the proxy, (ii) duly completing a later-dated proxy card relating to the same shares and delivering it to the Corporate Secretary of the Company before the taking of the vote at the Annual Meeting, or (iii) attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not in and of itself constitute a revocation of a proxy). Any written notice of revocation or subsequent proxy should be sent so as to be delivered to Regional Management Corp., 509 West Butler Road, Greenville, SC 29607, Attention: Corporate Secretary, before the taking of the vote at the Annual Meeting.

Withheld Votes, Broker Non-Votes, Abstentions, and Quorum

Brokers that are members of certain securities exchanges and that hold shares of the Company’s common stock in “street name” on behalf of beneficial owners have authority to vote on certain items when they have not received instructions from beneficial owners. Under the New York Stock Exchange rules and regulations governing such brokers, the proposal to ratify the appointment of McGladrey LLP as the Company’s independent registered public accounting firm is considered a “discretionary” item. This means that brokers may vote in their discretion on this proposal on behalf of beneficial owners who have not furnished voting instructions. In contrast, certain items are considered “non-discretionary,” and a “broker non-vote” occurs when a broker or other nominee holding shares for a beneficial owner votes on one proposal but does not vote on another proposal because, with respect to such other proposal, the nominee does not have discretionary voting power and has not received instructions from the beneficial owner. Proposal One, regarding the election of directors, is considered “non-discretionary” and, therefore, for this proposal brokers cannot vote your uninstructed shares when they do not receive voting instructions from you.

On March 14, 2014, there were 12,652,197 shares of common stock, $0.10 par value per share, of the Company issued and outstanding, with each share entitled to one vote. The representation in person or by proxy of at least a majority of the outstanding shares of common stock entitled to vote at the Annual Meeting is necessary to constitute a quorum for the transaction of business. Votes withheld from any nominee, abstentions, and “broker non-votes” are counted as present or represented for purposes of determining the presence or absence of a quorum for the Annual Meeting.

Votes Required to Approve Each Proposal

For Proposal One, the election of the five nominees named in the Proxy Statement to serve as members of the Board until the next annual meeting of stockholders or until their successors are elected and qualified, the five nominees receiving the highest number of affirmative votes of the shares present or represented and entitled to vote at the Annual Meeting shall be elected as directors. For Proposal Two, the ratification of the appointment of McGladrey LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2014, an affirmative vote of a majority of the shares present, in person or represented by proxy, and voting on such matter is required for approval. Abstentions are included in the number of shares present or represented and voting on each matter. “Broker non-votes” are not considered voted for the particular matter and have the effect of reducing the number of affirmative votes required to achieve a majority for such matter by reducing the total number of shares from which the majority is calculated.

The persons named as proxy holders and attorneys-in-fact in the proxy card, Thomas F. Fortin and Brian J. Fisher, were selected by the Board and are officers of the Company. All properly executed proxies returned in time to be counted at the Annual Meeting will be voted by such persons at the Annual Meeting. Where a choice has been specified on the proxy with respect to the foregoing matters, the shares represented by the proxy will be voted in accordance with the specifications. If no such specifications are indicated, such proxies will be voted FOR election of the director nominees and FOR ratification of the appointment of our independent registered public accounting firm.

Aside from the election of directors and the ratification of the appointment of the independent registered public accounting firm, the Board knows of no other matters to be presented at the Annual Meeting. If any other matter should be presented at the Annual Meeting upon which a vote properly may be taken, shares represented by all proxies received by the Board will be voted with respect thereto in accordance with the best judgment of the persons named as proxy holders and attorneys-in-fact in the proxies.

The address of our principal executive office is 509 West Butler Road, Greenville, South Carolina 29607, and our telephone number is (864) 422-8011.

PROPOSAL ONE

—

ELECTION OF DIRECTORS

Our Amended and Restated Bylaws (the “Bylaws”) currently provide that the number of directors of the Company shall be fixed from time to time by resolution adopted by the Board. There are presently eight directors. The Board, by resolution, has determined that immediately following the Annual Meeting, the number of directors of the Company shall be fixed at five.

The Corporate Governance and Nominating Committee (the “Nominating Committee”) of our Board evaluates the size and composition of the Board on at least an annual basis. In connection therewith, the Nominating Committee has nominated and recommends for election as directors the five nominees set forth below. Each nominee presently serves as a director. Directors shall be elected to serve until the next annual meeting of stockholders or until their successors are elected and qualified or until their earlier resignation, removal, or death.

A candidate for election as a director is nominated to stand for election based on his or her professional experience, recognized achievements in his or her respective fields, an ability to contribute to some aspect of our business, and the willingness to make the commitment of time and effort required of a director. Each of the below-listed nominees has been identified as possessing an appropriate diversity of background and experience, good judgment, deep knowledge of our industry, strength of character, and an independent mind, as well as a reputation for integrity and high personal and professional ethics. Each nominee also brings a strong and unique background and set of skills to the Board, giving the Board, as a whole, competence and experience in a wide variety of areas.

In selecting this slate of nominees for 2014, the Nominating Committee specifically considered the background, business experience, and certain other information with respect to each of the nominees as set forth below, along with the familiarity of the nominees with our business and prospects, which has been developed as a result of their service on our Board. The Nominating Committee believes that such familiarity will be helpful in addressing the opportunities and challenges that we face in the current business environment.

Each of the five nominees has consented to being named in this Proxy Statement and to serve as a director, if elected. In the event that any nominee withdraws, or for any reason is unable to serve as a director, the proxies will be voted for such other person as may be designated by the Nominating Committee as a substitute nominee, but in no event will proxies be voted for more than five nominees. The Nominating Committee has no reason to believe that any nominee will not continue to be a candidate or will not serve if elected.

The following is a brief description of the background, business experience, skills, qualifications, attributes, and certain other information with respect to each of the nominees for election to the Board:

Roel C. Campos	Mr. Campos (age 65) has served as a director of Regional since March 2012. Mr. Campos is a partner with the law firm of Locke Lord Bissell & Liddell LLP, which he joined in April 2011. He practices in the areas of securities regulation, corporate governance, and securities enforcement. He had previously been a partner in the law firm of Cooley Godward Kronish LLP from September 2007 to April 2011. Prior to that, he received a presidential appointment and served as a Commissioner of the Securities and Exchange Commission (“SEC”) from 2002 to 2007. Prior to serving with the SEC, Mr. Campos was a founding partner of a Houston-based radio broadcaster. Earlier in his career, he practiced corporate law and served as a federal prosecutor in Los Angeles, California. In January 2013, Mr. Campos was appointed to the board of directors of Well Care Health Plans, Inc., a publically-held entity which provides managed care services targeted to government-sponsored health care programs. Mr. Campos is a trustee for Managed Portfolio Series, an open-end mutual fund registered with the SEC under the Investment Company Act. Mr. Campos was selected by President Barack Obama to serve on his citizen Presidential Intelligence Advisory Board. Mr. Campos also serves on the Advisory Board for the Public Company Accounting Oversight Board and serves on various non-profit boards. Mr. Campos earned a B.S. degree from the United States Air Force Academy, an M.B.A. degree from the University of California, Los Angeles, and a J.D. degree from Harvard Law School.

Mr. Campos brings to the Board his extensive financial background and experience in working with financial services companies, his experience with the SEC, and his significant experience with public companies across a variety of industries.

Thomas F. Fortin

Mr. Fortin (age 50) was appointed Chief Executive Officer of Regional in March 2007 and has been a director of Regional since March 2012. Prior to joining Regional, Mr. Fortin was, from 2005 to 2007, President of Cogent Strategic Advisors, LLC, a consulting firm serving institutional investors. From 1998 to 2005, Mr. Fortin was Vice President, Development for EJB Group, Inc., a private investment holding company based in Charlotte, North Carolina. Mr. Fortin also served as an Operating Partner of Parallel Investment Partners, LLC from June 2003 to March 2007. From 1992 to 1998, Mr. Fortin was Vice President and Chief Financial Officer of InLight Solutions, Inc., a medical technology business located in Albuquerque, New Mexico that he co-founded. He also held positions at Bowles Hollowell Conner & Co. and Trammell Crow Company. In 2008, Mr. Fortin was elected to the Board of Directors of the American Financial Services Association (“AFSA”), the principal trade organization for the installment lending industry. He currently serves on the Executive Committee of the Board of Directors of AFSA, is Chairman of the AFSA Independents Section, and was the Chairman of the AFSA Political Action Committee. Mr. Fortin earned a B.S. degree in Industrial Engineering from Stanford University and an M.B.A. degree from Harvard Business School.

Mr. Fortin brings to the Board a management perspective in light of his role as our Chief Executive Officer, as well as his experience with the state and federal regulators relevant to our business.

Richard A. Godley	Mr. Godley (age 65) has been a director of Regional since its inception in 1987 and is its founder. He previously served as President and Chief Executive Officer of Regional from 1987 until January 2006 and served as Chairman of the Board from January 2006 until March 2007. Prior to founding Regional, Mr. Godley served as Senior Vice President of World Acceptance Corporation. Mr. Godley is a veteran of the U.S. Army and served in Vietnam from 1968 to 1969.

Mr. Godley brings to the Board his long standing experience with the Company as its founder and his significant continuing equity ownership.

Alvaro G. de Molina	Mr. de Molina (age 56) has been a director of Regional since March 2012. Until 2009, Mr. de Molina was the Chief Executive Officer of GMAC LLC, which he originally joined as Chief Operating Officer in 2007. Since departing GMAC LLC, Mr. de Molina has been a private investor. He also joined Cerberus Capital Management where he worked with the operations group for a period during 2007, following a 17-year career at Bank of America, where he most recently served as its Chief Financial Officer from 2005 until 2007. During his tenure at Bank of America, Mr. de Molina also served as Chief Executive Officer of Banc of America Securities, President of Global Capital Markets and Investment Banking, head of Market Risk Management, and Corporate Treasurer. Previously, he also served in key roles at JPMorgan Chase Bank, N.A., Becton, Dickinson and Company, and PriceWaterhouse LLP (now PricewaterhouseCoopers LLP). In September 2012, Mr. de Molina was appointed to the board of directors of Walter Investment Management Corp., a publically-held entity which is an asset manager, mortgage servicer, and mortgage portfolio owner specializing in less-than-prime, non-conforming, and other credit-challenged mortgage assets. Mr. de Molina is a member of the Board of Visitors of Duke University’s Fuqua School of Business. He holds a B.S. degree in Accounting from Fairleigh Dickinson University and an M.B.A. degree from Rutgers Business School and is a graduate of the Duke University Advanced Management Program.

Mr. de Molina brings to the Board his extensive financial background and his significant experience with public and private financial services companies.

Carlos Palomares

Mr. Palomares (age 69) has been a director of Regional since March 2012. Since 2007, Mr. Palomares has been President and Chief Executive Officer of SMC Resources, a consulting practice that advises senior executives on business and marketing strategy. From 2001 to 2007, Mr. Palomares was Senior Vice President at Capital One Financial Corp. (“Capital One”), and he was Chief Operating

Officer of Capital One Federal Savings Bank banking unit from 2004 to 2007. Prior to joining Capital One, Mr. Palomares held a number of senior positions with Citigroup Inc. and its affiliates, including Chief Operating Officer of Citibank Latin America Consumer Bank from 1998 to 2001, Chief Financial Officer of Citibank North America Consumer Bank from 1997 to 1998, Chairman and CEO of Citibank Italia from 1990 to 1992, and President and CEO of Citibank FSB Florida from 1992 to 1997. Mr. Palomares serves on the Boards of Directors of Pan American Life Insurance Group, Inc. and the Coral Gables Trust Company. Mr. Palomares earned a B.S. degree in Quantitative Analysis from New York University.

Mr. Palomares brings to the Board his extensive financial background and his significant experience in leadership roles with public financial services companies.

There are no family relationships among any of our directors or executive officers.

The Board of Directors unanimously recommends a vote “FOR” the election of each of the nominees listed above.

PROPOSAL TWO

—

RATIFICATION OF THE APPOINTMENT OF OUR INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

McGladrey LLP has served as our independent registered public accounting firm since 2007. Upon the recommendation of the Audit Committee (the “Audit Committee”) of the Board, the Board has selected McGladrey LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014. The Audit Committee and the Board recommend that the stockholders ratify the appointment of McGladrey LLP as our independent registered public accounting firm for fiscal 2014.

A representative of McGladrey LLP plans to be present at the Annual Meeting, shall have the opportunity to make a statement, and will be available to respond to appropriate questions. Although ratification is not required, the Board is submitting the appointment of McGladrey LLP to the stockholders for ratification as a matter of good corporate governance. In the event the stockholders fail to ratify the appointment, the Audit Committee will consider whether to appoint another independent registered public accounting firm.

The following table sets forth the aggregate fees billed to us by our independent registered public accounting firm, McGladrey LLP, during the fiscal years ended December 31, 2013 and 2012.

	Year Ended December 31, 2013	Year Ended December 31, 2012
Audit Fees	$592,640	$386,385
Audit-Related Fees	$30,000	$29,500
Tax Fees	$126,620	$115,885
All Other Fees	$—	$—

Total	$749,260	$531,770

In the above table, in accordance with applicable SEC rules:

•

“Audit Fees” are fees billed for professional services rendered by the independent registered public accounting firm for the audit of our annual consolidated financial statements, review of consolidated financial statements included in our Forms 10-Q, and services that are normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements. The 2012 and 2013 fees also include fees billed for services performed by the independent registered public accounting firm in relation to our Registration Statement on Form S-1 for our initial public offering, which closed in April 2012, and our Registration Statement on Form S-3 for our secondary public offerings, which closed in September 2013 and December 2013.

•

“Audit-Related Fees” are fees billed for assurance and related services performed by the independent registered public accounting firm that are reasonably related to the performance of the audit or review of our financial statements that are not reported above under “Audit Fees.”

•

“Tax Fees” are fees billed for professional services rendered by the independent registered public accounting firm for tax compliance, tax advice, and tax planning. In 2012, these fees were for services performed for the filing of our 2011 tax returns and estimated payments for 2012. In 2013, these fees were for services performed for the filing of our 2012 tax returns and estimated payments for 2013.

•

“All Other Fees” represent fees billed for ancillary professional services that are not reported above under “Audit Fees” or “Audit Related Fees,” such as information technology vendor internal control evaluation, review of earnings per share calculations, and other professional advice.

It is the policy of the Audit Committee to pre-approve all audit and permitted non-audit services proposed to be performed by our independent registered public accounting firm. The Audit Committee reviewed and pre-approved all the services performed by McGladrey LLP. The process for such pre-approval is typically as follows: Audit Committee pre-approval is sought at one of the Audit Committee’s regularly scheduled meetings following the presentation of information at such meeting detailing the particular services proposed to be performed. The authority to pre-approve non-audit services may be delegated by the Audit Committee to the Chairman of the Audit Committee, who shall present any decision to pre-approve an activity to the full Audit Committee at the first meeting following such decision. None of the services described above were approved by the Audit Committee pursuant to the exception provided by Rule 2-01(c)(7)(i)(C) under Regulation S-X.

The Audit Committee has reviewed the non-audit services provided by McGladrey LLP and has determined that the provision of such services is compatible with maintaining McGladrey LLP’s independence.

The Board of Directors unanimously recommends a vote “FOR” the ratification of the appointment of McGladrey LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014.

OTHER BUSINESS

The Board is not aware of any matters, other than those specified above, to come before the Annual Meeting for action by the stockholders. However, if any matter requiring a vote of the stockholders should be duly presented for a vote at the Annual Meeting, then the persons named in the form of proxy intend to vote such proxy in accordance with their best judgment.

CORPORATE GOVERNANCE MATTERS

The Company’s Board is responsible for directing and overseeing the management of the business and affairs of the Company in a manner consistent with the best interests of the Company and its stockholders. The Board has implemented written Corporate Governance Guidelines designed to assist the Board in fulfilling its duties and responsibilities. The Corporate Governance Guidelines address a number of matters applicable to directors, including Board composition, structure, and policies; director qualification standards; Board meetings; committees of the Board; roles and expectations of the Board and its directors; director compensation; management succession planning; and other matters. These Corporate Governance Guidelines are available on the Company’s Investor Relations website under the “Corporate Governance” tab at www.regionalmanagement.com. A stockholder may request a copy of the Corporate Governance Guidelines by contacting our Corporate Secretary at 509 West Butler Road, Greenville, South Carolina 29607.

Composition of the Board; Board Independence

The Company’s Board has the discretion to determine the size of the Board, the members of which are elected at each year’s annual meeting of stockholders. Our Board currently consists of eight directors: Messrs. Roel C. Campos, Richard T. Dell’Aquila, Thomas F. Fortin, Richard A. Godley, Alvaro G. de Molina, Carlos Palomares, David Perez, and Erik A. Scott, with Mr. Perez serving as Chairman of the Board. The Board, by resolution, has determined that immediately following the Annual Meeting, the number of directors of the Company shall be fixed at five.

The biographical information of Messrs. Campos, Fortin, Godley, de Molina, and Palomares is set forth above under “Proposal One: Election of Directors.” The following is a brief description of the background, business experience, and certain other information with respect to Messrs. Perez, Dell’Aquila, and Scott:

David Perez	Mr. Perez (age 45) has served as the Chairman of the Board of Regional since April 2011 and has been a director of Regional since March 2007. He serves as President and Chief Operating Officer of Palladium Equity Partners, LLC (together with its affiliates, “Palladium”), which he joined in 2003. Previously, he held senior private equity positions at General Atlantic Partners and Atlas Venture, and he also held positions at Chase Capital Partners and James D. Wolfensohn, Inc. Mr. Perez serves on the Board of Directors of Palladium’s privately held portfolio companies Aconcagua Holdings, Inc., American Gilsonite Company, DolEx Dollar Express, Inc., Prince Minerals, Inc., and Hy Cite Enterprises, LLC. Mr. Perez serves on the Board of Directors of the National Association of Investment Companies (NAIC), is a member of the Council on Foreign Relations, and is the President of the Board of Directors of Ballet Hispánico. Mr. Perez earned a B.S./M.S. degree from the Dresden University of Technology, an M.Eng. degree in Engineering Management from Cornell University, and an M.B.A. degree from Harvard Business School.

Mr. Perez brings to the Board his significant experience with companies controlled by private equity sponsors, including several financial companies, his affiliation with Palladium, and his experience in working with the management of various other companies owned by Palladium’s funds.

Richard T. Dell’Aquila	Mr. Dell’Aquila (age 37) has been a director of Regional since July 2010. Mr. Dell’Aquila is a Managing Director at Brookside Equity Partners LLC, which he joined in March 2013. Prior to joining Brookside Equity Partners LLC, Mr. Dell’Aquila was a Managing Director at Parallel Investment Partners, LLC (together with its affiliates, “Parallel”) from March 2010 to February 2013, a Principal at Southfield Capital Advisors LLC from January 2006 to February 2010. He has also previously held positions at Sasco Capital, Inc., Pangea, Ltd, and Bear, Stearns & Co. Inc. Mr. Dell’Aquila also serves on the boards of USA Discounters, Inc. and Superior Investment, LLC. Mr. Dell’Aquila graduated from Hamilton College where he received a B.A. degree in Economics. He also studied as an undergraduate at Oxford University.

Mr. Dell’Aquila brings to the Board his extensive financial background and experience working with financial services companies, his affiliation with Parallel, and his experience in working with the management of various other companies owned by Parallel.

Erik A. Scott	Mr. Scott (age 46) has been a director of Regional since 2007. He currently serves as a Managing Director with Palladium, a position he has held since 2010. From 2005 to 2010, he was a Vice President and Principal with Palladium. Previously, he was a Principal at FdG Associates and Parthenon Capital and also held positions at Allied Capital and Bowles Hollowell Conner & Co. Mr. Scott also serves on the boards of Palladium’s privately held portfolio companies Capital Contractors, Inc. and DolEx Dollar Express, Inc. Mr. Scott earned a B.A. degree in Economics with a concentration in Spanish from Vanderbilt University and an M.B.A. degree from the Darden Graduate School of Business Administration at the University of Virginia.

Mr. Scott brings to the Board his extensive financial background, his affiliation with Palladium, and his experience in working with the management of various other companies owned by Palladium funds.

Messrs. Perez, Dell’Aquila, and Scott have served as director designees of Palladium and Parallel pursuant to the Shareholders Agreement described in greater detail below. In September 2013 and December 2013, Palladium and Parallel closed secondary public offerings pursuant to which each sold its equity ownership in the Company, and as a result, neither Palladium nor Parallel retains any right to designate directors of the Company in the future. As such, Messrs. Perez, Dell’Aquila, and Scott will not be standing for reelection at the Annual Meeting. Mr. Jared L. Johnson, previously a director of the Company designated by Parallel, resigned from his position effective December 31, 2013.

Messrs. Campos, de Molina, and Palomares are each independent in accordance with the criteria established by the New York Stock Exchange (the “NYSE”) for independent board members. The Board performed a review to determine the independence of its members and made a subjective determination as to each of these independent directors that no transactions, relationships, or arrangements exist that, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director of the Company. In making these determinations, the Board reviewed the information provided by the directors and the Company with regard to each director’s business and personal activities as they may relate to the Company and its management.

Following the closing of the Company’s initial public offering in April 2012, the Company was a “controlled company” under the rules of the NYSE because the stockholders party to the Shareholders Agreement described below held more than 50% of the voting power for the election of directors. Accordingly, the Company was entitled to rely upon exemptions available to a “controlled company” under the NYSE corporate governance standards. These exemptions exempted the Company from the obligation to comply with certain NYSE corporate governance requirements, including the requirements that:

•	within one year of the date of the listing of the Company’s common stock on the NYSE, a majority of the Company’s Board consists of “independent directors,” as defined under the rules of the NYSE;

•	the Company have a compensation committee that is, within one year of the date of the listing of the Company’s common stock on the NYSE, composed entirely of independent directors; and

•

the Company have a corporate governance and nominating committee that is, within one year of the date of the listing of the Company’s common stock on the NYSE, composed entirely of independent directors.

In September 2013, simultaneously with the closing of a secondary public offering by Palladium and Parallel, the stockholders party to the Shareholders Agreement no longer controlled a majority of the voting power for the election of directors and, therefore, the Company ceased to be a “controlled company.” As a result, the Company will be required to comply with the foregoing NYSE corporate governance requirements within the one-year transition period specified in the rules of the NYSE. The “controlled company” exemptions did not modify the independence requirements for the Company’s Audit Committee. The Company is in compliance with the applicable requirements of the SEC and NYSE rules with respect to the composition of the Company’s Audit Committee, which is composed entirely of independent directors.

Leadership Structure

As described in the Corporate Governance Guidelines, the Board may select its Chairman and the Company’s Chief Executive Officer in any way that it considers to be in the best interests of the Company. Therefore, the Board does not have a policy on whether the role of Chairman and Chief Executive Officer should be separate or combined and, if it is to be separate, whether the Chairman should be selected from the independent directors.

Mr. Perez currently serves as Chairman of our Board. At this time, the Board believes the separation of the roles of Chairman and Chief Executive Officer promotes communication between the Board, the Chief Executive Officer, and other senior management, and enhances the Board’s oversight of management. We believe our leadership structure provides increased accountability of our Chief Executive Officer to the Board and encourages balanced decision-making. We also separate the roles in recognition of the differences in the roles. While the Chief Executive Officer is responsible for day-to-day leadership of the Company and the setting of strategic direction, the Chairman of the Board provides guidance to the Chief Executive Officer and coordinates and manages the operation of the Board and its committees.

At this time, the Board believes our current leadership structure, with a non-employee Chairman of the Board, is appropriate for the Company and provides many advantages to the effective operation of the Board. The Board will periodically evaluate and reassess the effectiveness of this leadership structure.

Director Qualifications

The Company’s Nominating Committee is responsible for reviewing the qualifications of potential director candidates and recommending to the Board those candidates to be nominated for election to the Board. The Nominating Committee considers (a) minimum individual qualifications, including relevant career experience, strength of character, mature judgment, familiarity with the Company’s business and industry, independence of thought, and an ability to work collegially with the other members of the Board, and (b) all other factors it considers appropriate, which may include age, diversity of background, existing commitments to other businesses, potential conflicts of interest with other pursuits, legal considerations (such as antitrust issues), corporate governance background, financial and accounting background, executive compensation background, and the size, composition, and combined expertise of the existing Board. The Board and the Nominating Committee monitor the mix of specific experience, qualifications, and skills of its directors in order to assure that the Board, as a whole, has the necessary tools to perform its oversight function effectively in light of the Company’s business and structure. Stockholders may also nominate directors for election at the Company’s annual stockholders meeting by following the provisions set forth in the Company’s Bylaws, and in such a case, the Nominating Committee will consider the qualifications of directors proposed by stockholders.

As referenced above, certain members of the Board are designated by certain of our stockholders in accordance with the Amended and Restated Shareholders Agreement, dated March 27, 2012, by and among the Company, Parallel, Palladium, and certain other stockholders party thereto (the “Shareholders Agreement”). Such stockholders with director designation rights have sought to ensure that the Board is composed of members whose particular experience, qualifications, attributes, and professional and functional skills, when taken together, will allow the Board to effectively satisfy its oversight responsibilities, and in identifying individuals for designation to the Board, have considered those factors described in the foregoing paragraph.

When determining whether the Company’s director nominees have the experience, qualifications, attributes, and professional and functional skills, taken as a whole, to enable our Board to satisfy its oversight responsibilities effectively in light of our business and structure, the Company’s Nominating Committee focused primarily on their valuable contributions to our success in recent years and on the information discussed in the biographical descriptions set forth above.

Meetings

The Board held 11 meetings during the fiscal year ended December 31, 2013. During fiscal 2013, each incumbent director attended more than 75% of the total number of meetings of the Board and committees on which he served. In addition to formal Board meetings, our Board communicates regularly via telephone, electronic mail, and informal meetings, and our Board and its committees from time to time act by written consent in lieu of a formal meeting. The independent members of the Board met in executive session periodically during fiscal 2013. Other than an expectation set forth in our Corporate Governance Guidelines that each director will make every effort to attend the annual meeting of stockholders, we do not have a formal policy regarding the directors’ attendance at annual meetings. Six of our nine then-current directors attended our last annual meeting of stockholders held on April 24, 2013.

Committees of the Board

Our Board has three standing committees: the Corporate Governance and Nominating Committee, the Audit Committee, and the Compensation Committee. The composition and responsibilities of each committee are described below. Members serve on these committees until their resignation or until otherwise determined by our Board.

Audit Committee

The Audit Committee is a separately-designated standing audit committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Audit Committee consists of Messrs. Campos, Palomares, and de Molina, with Mr. de Molina serving as Chairman. Pursuant to the Audit Committee’s written charter, our Audit Committee is responsible for, among other things:

•	selecting and hiring our independent registered public accounting firm, and pre-approving the audit and non-audit services to be performed by our independent auditors;

•	assisting the Board in evaluating the qualifications, performance, and independence of our independent auditors;

•	assisting the Board in monitoring the quality and integrity of our financial statements and our accounting and financial reporting processes;

•	assisting the Board in monitoring our compliance with legal and regulatory requirements;

•	assisting the Board in reviewing the adequacy and effectiveness of our internal control over financial reporting processes;

•	assisting the Board in monitoring the performance of our internal audit function;

•	discussing the scope and results of the audit with the independent registered public accounting firm;

•	reviewing with management and our independent auditors our annual and quarterly financial statements;

•

establishing procedures for the receipt, retention, and treatment of complaints received by us regarding accounting, internal accounting controls, or auditing matters and the confidential, anonymous submission by our employees of concerns regarding questionable accounting or auditing matters; and

•	preparing the audit committee report that the SEC requires in our annual proxy statement.

In accordance with SEC rules and NYSE rules, each of the members of our Audit Committee is an independent director in accordance with the criteria established by the NYSE for the purpose of audit committee membership independence. In addition, the Board has examined the SEC’s definition of “audit committee financial expert” and has determined that Mr. de Molina satisfies this definition.

The Audit Committee Charter, which contains a more complete explanation of the roles and responsibilities of the Audit Committee, is posted on the Company’s Investor Relations website under the “Corporate Governance” tab at www.regionalmanagement.com. A stockholder may request a copy of the Audit Committee Charter by contacting our Corporate Secretary at 509 West Butler Road, Greenville, South Carolina 29607. The Audit Committee held six meetings during the fiscal year ended December 31, 2013. In addition to formal Audit Committee meetings, our Audit Committee communicates regularly via telephone, electronic mail, and informal meetings.

Compensation Committee

Our Compensation Committee consists of Messrs. Campos, Palomares, de Molina, Godley, and Dell’Aquila, with Mr. Palomares serving as Chairman. Pursuant to the Compensation Committee’s written charter, our Compensation Committee is responsible for, among other things:

•

reviewing and approving, or making recommendations to the Board with respect to, corporate goals and objectives relevant to the compensation of our Chief Executive Officer, evaluating our Chief Executive Officer’s performance in light of those goals and objectives, and either as a committee or together with the other independent directors (as directed by the Board), determining and approving our Chief Executive Officer’s compensation level based on such evaluation;

•

reviewing and approving the compensation of our executive officers, including annual base salary, annual incentive bonuses, specific goals, equity compensation, employment agreements, severance and change in control arrangements, and any other benefits, compensation, or arrangements;

•	reviewing and recommending the compensation of our directors;

•	reviewing and discussing annually with management our “Compensation Discussion and Analysis”;

•	preparing the Report of the Compensation Committee; and

•	reviewing and making recommendations with respect to our equity compensation plans.

Messrs. Campos, Palomares, and de Molina are independent directors in accordance with the criteria established by the NYSE for the purpose of compensation committee membership. As described in greater detail above, following its initial public offering, the Company was a “controlled company” under the rules of the NYSE. Accordingly, the Company was entitled to rely upon exemptions available to a “controlled company” under the NYSE corporate governance standards, including an exemption from the requirement that the Company have a compensation committee that is, within one year of the date of the listing of the Company’s common stock on the NYSE, composed entirely of independent directors. As of September 2013, the Company is no longer a “controlled company” under the rules of the NYSE, and therefore, in accordance with NYSE transition requirements, the Company will have a compensation committee that is composed entirely of independent directors by September 2014.

The Compensation Committee Charter, which contains a more complete explanation of the roles and responsibilities of the Compensation Committee, is posted on the Company’s Investor Relations website under the “Corporate Governance” tab at www.regionalmanagement.com. A stockholder may request a copy of the

Compensation Committee Charter by contacting our Corporate Secretary at 509 West Butler Road, Greenville, South Carolina 29607. The Compensation Committee held five meetings during the fiscal year ended December 31, 2013. In addition to formal Compensation Committee meetings, our Compensation Committee communicates regularly via telephone, electronic mail, and informal meetings.

Corporate Governance and Nominating Committee

Our Nominating Committee consists of Messrs. Campos, Palomares, and Scott, with Mr. Campos serving as Chairman. Pursuant to the Nominating Committee’s written charter, the Nominating Committee is responsible for, among other things:

•	assisting our Board in identifying prospective director nominees and recommending nominees to the Board;

•	overseeing the evaluation of the Board and management;

•	reviewing developments in corporate governance practices and developing, recommending, and maintaining a set of corporate governance guidelines; and

•	recommending members for each committee of our Board.

Messrs. Campos and Palomares are independent directors in accordance with the criteria established by the NYSE for the purpose of corporate governance and nominating committee membership. As described in greater detail above, following its initial public offering, the Company was a “controlled company” under the rules of the NYSE. Accordingly, the Company was entitled to rely upon exemptions available to a “controlled company” under the NYSE corporate governance standards, including an exemption from the requirement that the Company have a corporate governance and nominating committee that is, within one year of the date of the listing of the Company’s common stock on the NYSE, composed entirely of independent directors. As of September 2013, the Company is no longer a “controlled company” under the rules of the NYSE, and therefore, in accordance with NYSE transition requirements, the Company will have a corporate governance and nominating committee that is composed entirely of independent directors by September 2014.

The Nominating Committee will consider a candidate for director proposed by a stockholder. A candidate must be highly qualified and be both willing to serve and expressly interested in serving on the Board. A stockholder wishing to propose a candidate for the Nominating Committee’s consideration should forward the candidate’s name and information about the candidate’s qualifications to Regional Management Corp., 509 West Butler Road, Greenville, South Carolina 29607, Attn: Corporate Secretary, no later than November 18, 2014 if the stockholder chooses to use the process described in Rule 14a-8 of the Exchange Act, and if the stockholder submits such nomination outside the process described in Rule 14a-8 of the Exchange Act, not earlier than December 24, 2014 nor later than January 23, 2015. If, following the filing and delivery of these proxy materials, the date of the 2015 annual meeting of stockholders is advanced or delayed by more than 30 calendar days from the one-year anniversary date of the 2014 annual meeting of stockholders, the Company will, in a timely manner, provided notice to the Company’s stockholders of the new date of the 2015 annual meeting of stockholders and the new dates by which stockholder proposals submitted both pursuant to and outside of SEC Rule 14a-8 must be received by the Company. Such notice will be included in the earliest possible Quarterly Report on Form 10-Q under Part II, Item 5.

The Nominating Committee shall select individuals, including candidates proposed by stockholders, as director nominees who shall have the highest personal and professional integrity, who shall have demonstrated exceptional ability and judgment, and who shall be most effective, in conjunction with the other nominees to the Board, in collectively serving the long-term interests of the stockholders. In evaluating nominees, the Nominating Committee will consider the director qualifications described above. We do not have a formal policy with regard to the consideration of diversity in identifying director nominees, but the Nominating Committee strives to nominate directors with a variety of complementary skills so that the Board, as a whole, will possess the appropriate talent, skills, and expertise to oversee our business.

The Nominating Committee Charter, which contains a more complete explanation of the roles and responsibilities of the Nominating Committee, is posted on the Company’s Investor Relations website under the “Corporate Governance” tab at www.regionalmanagement.com. A stockholder may request a copy of the Nominating Committee Charter by contacting our Corporate Secretary at 509 West Butler Road, Greenville, South Carolina 29607. The Nominating Committee held three meetings during the fiscal year ended December 31, 2013. In addition to formal Nominating Committee meetings, our Nominating Committee communicates regularly via telephone, electronic mail, and informal meetings.

Role in Risk Oversight

As part of its role in risk oversight for the Company, our Audit Committee is responsible for reviewing the Company’s risk assessment and risk management policies, and for discussing its findings with both management and the Company’s independent registered public accounting firm. The Board receives an annual, in depth review of risks that may potentially affect us, as identified and presented by management, including all such risks reflected in our periodic filings. Additionally, the Board receives regular, quarterly updates on all such elements of risk. The Board may request supplemental information and disclosure about any other specific area of interest and concern relevant to risks it believes are faced by us and our business. The Board believes our current leadership structure enhances its oversight of risk management because our Chief Executive Officer, who is ultimately responsible for our risk management process, is in the best position to discuss with the Board these key risks and management’s response to them by also serving as a director of the Company.

Code of Business Conduct and Ethics

Our Board has adopted a Code of Business Conduct and Ethics (the “Code of Ethics”) and reviews it at least annually. The Code of Ethics applies to all of our directors, officers, and employees and must be acknowledged in writing by our Chief Executive Officer and Chief Financial Officer. The Code of Ethics is posted on the Company’s Investor Relations website under the “Corporate Governance” tab at www.regionalmanagement.com. A stockholder may request a copy of the Code of Ethics by contacting our Corporate Secretary at 509 West Butler Road, Greenville, South Carolina 29607. To the extent permissible under applicable law, the rules of the SEC, and NYSE listing standards, we intend to disclose on our website any amendment to our Code of Ethics, or any grant of a waiver from a provision of our Code of Ethics, that requires disclosure under applicable laws, the rules of the SEC, or NYSE listing standards.

Compensation Committee Interlocks and Insider Participation

During the fiscal year ended December 31, 2013, Messrs. Perez, Campos, Dell’Aquila, Godley, de Molina, Palomares, and Johnson served on the Compensation Committee. No member of the Compensation Committee was an officer or employee of the Company or any of its subsidiaries during the fiscal year ended December 31, 2013. During the fiscal year ended December 31, 2013, no executive officers of the Company served on the compensation committee (or equivalent) or the board of directors, of another entity whose executive officer(s) served on our Board or Compensation Committee.

Mr. Godley, a member of our Compensation Committee, is a founder of Regional, a significant stockholder, and a party to our Shareholders Agreement. Prior to March 2007, Mr. Godley served as our President and Chief Executive Officer. Since March 2007, Mr. Godley served as a consultant to Regional pursuant to a consulting agreement, which was terminated in March 2012 pursuant to its terms upon the consummation of our initial public offering and the payment by us of a $150,000 one-time termination fee to Mr. Godley. Mr. Godley was also a lender under our mezzanine debt arrangements, which we repaid with a portion of the proceeds of our initial public offering. None of the other members of our Compensation Committee is our current or former officer or employee.

AUDIT COMMITTEE REPORT

The Audit Committee oversees our financial reporting process on behalf of the Board of Directors. The Audit Committee operates under a written charter, a copy of which is available on our website,

www.regionalmanagement.com, under the “Corporate Governance” tab. This report reviews the actions taken by the Audit Committee with regard to our financial reporting process during the fiscal year ended December 31, 2013, and particularly with regard to the audited consolidated financial statements as of December 31, 2013 and December 31, 2012 and for the three years ended December 31, 2013.

The Audit Committee is composed solely of independent directors under existing New York Stock Exchange listing standards and Securities and Exchange Commission requirements. None of the committee members is or has been an officer or employee of the Company or any of our subsidiaries or has engaged in any business transaction or has any business or family relationship with the Company or any of our subsidiaries or affiliates. In addition, the Board of Directors has determined that Mr. Alvaro G. de Molina is an “audit committee financial expert,” as defined by Securities and Exchange Commission rules.

Our management has the primary responsibility for our financial statements and reporting process, including the systems of internal controls. The independent auditors are responsible for performing an independent audit of our consolidated financial statements in accordance with auditing standards generally accepted in the United States and issuing a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes and to select annually the accountants to serve as our independent auditors for the coming year.

The Audit Committee has implemented procedures to ensure that during the course of each fiscal year it devotes the attention that it deems necessary or appropriate to fulfill its oversight responsibilities under the Audit Committee’s charter. To carry out its responsibilities, the Audit Committee met six times during the fiscal year ended December 31, 2013, communicated regularly via telephone, electronic mail, and informal meetings, and from time to time acted by written consent.

In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed with management the audited consolidated financial statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2013, including a discussion of the quality, rather than just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

The Audit Committee also discussed our audited consolidated financial statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2013, with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited consolidated financial statements with accounting principles generally accepted in the United States, their judgments as to the quality, rather than just the acceptability, of our accounting principles, and such other matters as are required to be discussed with the Audit Committee under the applicable Public Company Accounting Oversight Board (“PCAOB”) Standards and SEC Rule 2-07 of Regulation S-X. In addition, the Audit Committee discussed with the auditors their independence from management and the Company, including the matters in the written disclosures and the letter required by the PCAOB regarding the independent auditors’ communications with the Audit Committee regarding independence. The Audit Committee also considered whether the provision of services during the fiscal year ended December 31, 2013, by the auditors that were unrelated to their audit of the consolidated financial statements referred to above and to their reviews of our interim consolidated financial statements during the fiscal year is compatible with maintaining their independence.

Additionally, the Audit Committee discussed with the independent auditors the overall scope and plan for their audit. The Audit Committee met with the independent auditors, with and without management present, to discuss the results of their examination, their evaluation of our internal controls, and the overall quality of our financial reporting.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2013, for filing with the SEC. This report of the Audit Committee has been prepared by members of the Audit Committee. Current members of the Audit Committee are:

Members of the Audit Committee:

Alvaro G. de Molina (Chairman)

Roel C. Campos

Carlos Palomares

STOCKHOLDER COMMUNICATIONS WITH THE BOARD

Each member of the Board is receptive to and welcomes communications from our stockholders. Stockholders and other interested parties may contact any member (or all members) of the Board, including, without limitation, the Chairman of the Board or the independent directors as a group, by addressing such communications or concerns to the Corporate Secretary of the Company, 509 West Butler Road, Greenville, SC 29607, who will forward such communications to the appropriate party.

If a complaint or concern involves accounting, internal accounting controls, or auditing matters, the correspondence will be forwarded to the chair of the Audit Committee. If no particular director is named, such communication will be forwarded, depending on the subject matter, to the chair of the Audit, Compensation, or Nominating Committee, as appropriate.

Anyone who has concerns regarding (i) questionable accounting, internal accounting controls, and auditing matters, including those regarding the circumvention or attempted circumvention of internal accounting controls or that would otherwise constitute a violation of the Company’s accounting policies, (ii) compliance with legal and regulatory requirements, or (iii) retaliation against employees who voice such concerns, may communicate these concerns by writing to the attention of the Audit Committee as set forth above, or by calling (800) 224-2330 at any time.

HOUSEHOLDING OF ANNUAL MEETING MATERIALS

Some banks, brokers, and other nominee record holders may be participating in the practice of “householding” annual reports and proxy statements. This means that only one copy of our Annual Report on Form 10-K and Proxy Statement, as applicable, may have been sent to multiple stockholders in the same household. We will promptly deliver a separate copy of our Annual Report on Form 10-K and Proxy Statement, as applicable, to any stockholder upon request submitted in writing to the Company at the following address: Regional Management Corp., 509 West Butler Road, Greenville, South Carolina 29607, Attention: Corporate Secretary, or by calling (864) 422-8011. Any stockholder who wants to receive separate copies of our Annual Report on Form 10-K and Proxy Statement in the future, or who is currently receiving multiple copies and would like to receive only one copy for his or her household, should contact his or her bank, broker, or other nominee record holder, or contact the Company at the above address and telephone number.

PROPOSALS BY STOCKHOLDERS

Under certain conditions, stockholders may request that we include a proposal at a forthcoming meeting of the stockholders of the Company in the proxy materials of the Company for such meeting. Under SEC Rule 14a-8, any stockholders desiring to present such a proposal to be acted upon at the 2015 annual meeting of stockholders and included in the proxy materials must ensure that we receive the proposal at our principal executive office in Greenville, South Carolina by November 18, 2014 in order for the proposal to be eligible for inclusion in our proxy statement and proxy card relating to such meeting.

If a stockholder desires to propose any business at an annual meeting of stockholders, even if the proposal or proposed director candidate is not to be included in our proxy statement, our Bylaws provide that the stockholder must deliver or mail timely advance written notice of such business to our principal executive office. Under our Bylaws, to be timely, a stockholder’s notice generally must be delivered to our Corporate Secretary at the principal executive offices of the Company not later than the 90th day before the first anniversary of the date of the preceding year’s annual meeting and no earlier than the 120th day prior to such date. However, in the event that the date of the annual meeting is advanced by more than twenty (20) days, or delayed by more than seventy (70) days, from such anniversary date, notice by the stockholder to be timely must be delivered not earlier than the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the tenth day following the day on which public announcement of the date of such meeting is first made. Each item of business must be made in accordance with, and must include the information required by, our Bylaws, our Corporate Governance Guidelines, and any other applicable law, rule, or regulation. Assuming that the date of the 2015 annual meeting of stockholders is not advanced or delayed in the manner described above, the required notice for the 2015 annual meeting of stockholders would need to be provided to us not earlier than December 24, 2014 and not later than January 23, 2015.

If, following the filing and delivery of these proxy materials, the date of the 2015 annual meeting of stockholders is advanced or delayed by more than 30 calendar days from the one-year anniversary date of the 2014 annual meeting of stockholders, the Company will, in a timely manner, provide notice to the Company’s stockholders of the new date of the 2015 annual meeting of stockholders and the new dates by which stockholder proposals submitted both pursuant to and outside of SEC Rule 14a-8 must be received by the Company. Such notice will be included in the earliest possible Quarterly Report on Form 10-Q under Part II, Item 5.

COMPENSATION AND OTHER INFORMATION CONCERNING

OUR EXECUTIVE OFFICERS AND DIRECTORS

The agreements described in this section are filed as exhibits to our Annual Report on Form 10-K, and the following descriptions are qualified by reference thereto.

Executive Officers

The following is a brief description of the background, business experience, and certain other information with respect to each of our executive officers:

Thomas F. Fortin (age 50) was appointed Chief Executive Officer of Regional in March 2007 and has been a director of Regional since March 2012. Mr. Fortin’s full biographical information is set forth above under “Proposal One: Election of Directors.”

C. Glynn Quattlebaum (age 67) has served as President and Chief Operating Officer of Regional since March 2007. Previously, he served Regional as Senior Vice President, Operations from 1998 to 2007. He is a co-founder of Regional and has been employed by Regional since its founding in 1987. Prior to joining Regional, Mr. Quattlebaum was a Supervisor with World Acceptance Corporation, where he began his career in consumer finance in 1974. Mr. Quattlebaum also serves on the board of the South Carolina Independent Consumer Finance Association.

Donald E. Thomas (age 55) was appointed Executive Vice President and Chief Financial Officer of Regional in January 2013. Mr. Thomas has over 30 years of finance and accounting experience in public and private companies, having previously served since April 2010 as Chief Financial Officer of TMX Finance LLC, a title lending company. Prior to joining TMX Finance LLC, Mr. Thomas spent 17 years with 7-Eleven, an operator of convenience stores, where he served in various capacities, including Chief Accounting Officer and Controller, acting Chief Financial Officer, Vice President of Operations, and Vice President of Human Resources. Prior to 7-Eleven, Mr. Thomas spent 11 years in the audit function of Deloitte & Touche LLP and one year with the Trane Company as a financial manager. Mr. Thomas earned accounting and finance degrees from Tarleton State University and is a certified public accountant, certified global management accountant, and certified treasury professional.

A. Michelle Masters (age 39) currently serves as Regional’s Senior Vice President of Strategic Operations and Initiatives and Assistant Secretary. Ms. Masters joined Regional in December 1999 as Senior Financial Analyst and was promoted to Controller and Treasurer in January 2006. Ms. Masters was subsequently promoted to Senior Vice President of Finance in May 2008. Ms. Masters holds a B.A. degree in Accounting and Business Administration from Furman University and an M.B.A. degree from Clemson University.

Brian J. Fisher (age 30) was appointed as Vice President, General Counsel, and Secretary in January 2013. Prior to joining Regional, Mr. Fisher was an attorney in the Corporate and Securities practice group of Womble Carlyle Sandridge and Rice, LLP from 2009 to 2013. Mr. Fisher holds a B.A. degree in Economics from Furman University and a J.D. degree from the University of South Carolina School of Law.

There are no family relationships among any of our directors or executive officers.

Compensation Discussion and Analysis

The following discussion and analysis of the compensation arrangements of our named executive officers should be read together with the compensation tables and related disclosures regarding our current plans, considerations, and expectations with respect to future executive compensation programs.

Compensation Program Objectives. The primary objectives of our executive compensation program are to attract and retain talented executives to effectively manage and lead the Company and create value for our stockholders. The compensation packages for our named executive officers generally include a base salary, performance-based annual cash awards, discretionary cash bonuses, equity awards, and other benefits.

The discussion below includes a review of our compensation decisions with respect to fiscal 2013. Our named executive officers for fiscal 2013 were Thomas F. Fortin, our Chief Executive Officer; Donald E. Thomas, our Executive Vice President and Chief Financial Officer; C. Glynn Quattlebaum, our President and Chief Operating Officer; A. Michelle Masters, our Senior Vice President of Strategic Operations and Initiatives and Assistant Secretary; and Brian J. Fisher, our Vice President, General Counsel, and Secretary.

Compensation Determination Process. Our current compensation program for our named executive officers has been designed based on our view that each component of executive compensation should be set at levels that are necessary, within reasonable parameters, to successfully attract and retain skilled executives and that are fair and equitable in light of market practices. The Compensation Committee reviews and approves the compensation determinations for all of our executive officers. In setting an individual named executive officer’s initial compensation package and the relative allocation among different types of compensation, we consider the nature of the position being filled, the scope of associated responsibilities, the individual’s prior experience and skills, and the individual’s compensation expectations, as well as the compensation of existing executive officers at the Company and our general impressions of prevailing conditions in the market for executive talent.

We generally monitor compensation practices in the market where we compete for executive talent to obtain an overview of market practices and to ensure that we make informed decisions on executive pay packages. Consistent with our compensation objectives of attracting and retaining top executive talent, we believe that the base salaries and performance-based annual cash award targets of our named executive officers should be set at levels which are competitive with our peer group companies of comparable size, although we do not target any specific pay percentile for our named executive officers. To obtain a sense of the market and a general understanding of current compensation practices, we review the compensation awarded by the following publicly-traded companies: Aaron’s, Inc., America’s Car-Mart, Inc., Cash America International, Inc., Credit Acceptance Corp., Dollar Financial Corp., Encore Capital Group, Inc., EZCORP, Inc., First Cash Financial Services, Inc., Portfolio Recovery Associates, Inc., Rent-A-Center, Inc., Springleaf Holdings, Inc., and World Acceptance Corp., as well as select private companies for which we have access to compensation information. In conducting this review, we place particular emphasis on the relative size of such companies in relation to our size and also consider the overall salary levels for each position held, individual bonus targets, incentive compensation paid, and equity ownership levels. We believe that appropriate base salaries for our named executive officers should generally be in line with those paid by peer group companies of comparable size; that performance-based annual cash awards should reward exceptional performance, resulting in overall compensation which can exceed those of peer group companies of comparable size; and that total compensation for named executive officers may approach the higher end of such peer group companies of comparable size if bonus targets are reached.

The Compensation Committee has the authority to hire outside advisors and experts, including compensation consultants, to assist it with director and executive officer compensation determinations. The Compensation Committee retained the services of a compensation consultant, Pearl Meyer & Partners (“Pearl Meyer”), in fiscal 2013 to review and make recommendations with respect to executive officer equity compensation and director cash and equity compensation. The Compensation Committee used Pearl Meyer’s report to further its understanding of executive officer equity compensation practices in the market, but it took no specific action with respect to executive officer equity compensation in reliance on Pearl Meyer’s report. During fiscal 2013, Pearl Meyer worked only for the Compensation Committee and performed no additional services for the Company or any of its named executive officers. The Compensation Committee Chairman approved all work performed by Pearl Meyer and received and approved copies of all invoices for services submitted by Pearl Meyer. During fiscal 2013, the Compensation Committee and the Company did not use the services of any other compensation consultant.

Elements of Compensation

Base Salaries. Base salaries are intended to provide a minimum, fixed level of cash compensation sufficient to attract and retain an effective management team when considered in combination with other components of our executive compensation program. We believe that the base salary element is required to provide our named executive officers with a stable income stream that is commensurate with their responsibilities and to compensate them for services rendered during the fiscal year. Annual base salaries are established on the basis of market conditions at the time we hire an executive, as well as by taking into account the particular executive’s level of qualifications and experience. The Compensation Committee reviews the base salaries of our executive officers annually, and any subsequent modifications to annual base salaries are made in consideration of the appropriateness of each executive officer’s compensation, both individually and relative to the other executive officers, the individual performance of each executive officer, and any significant changes in market conditions. We do not apply specific formulas to determine increases.

The annual base salaries for our named executive officers for fiscal 2013 were as follows: $350,000 for Mr. Fortin through February 28, 2013, and $420,000 thereafter; $300,000 for Mr. Thomas (commencing January 2, 2013, at the outset of his employment with the Company); $435,750 for Mr. Quattlebaum through February 19, 2013, and $465,750 thereafter; $112,300 for Ms. Masters through February 19, 2013, and $130,000 thereafter; and $140,000 for Mr. Fisher (commencing January 14, 2013, at the outset of his employment with the Company). Based upon their individual performance, their compensation relative to other executive officers of the Company, and market conditions, the Compensation Committee, effective February 20, 2013, approved an increase in Mr. Quattlebaum’s annual base salary from $435,750 to $465,750, and approved an increase in Ms. Masters’ annual base from $112,300 to $130,000 and an increase in Ms. Masters’ target annual incentive bonus from 25% of her annual base salary to 30% of her annual base salary. In addition, following the expiration of Mr. Fortin’s employment agreement on February 28, 2013, the Company entered into a new employment agreement with Mr. Fortin, effective March 1, 2013. Under Mr. Fortin’s new employment agreement, Mr. Fortin’s annual base salary increased from $350,000 to $420,000.

The annual base salaries for our executive officers for fiscal 2014 are as follows: $420,000 for Mr. Fortin; $300,000 for Mr. Thomas; $465,750 for Mr. Quattlebaum; $130,000 for Ms. Masters; and $140,000 for Mr. Fisher.

Performance-Based Annual Cash Awards. Our annual incentive program is designed to drive achievement of annual corporate goals, including key financial and operating results and strategic goals that create value for stockholders. Our named executive officers are eligible for performance-based annual cash awards linked to our performance in relation to performance targets set by the Board. Target annual incentive levels and actual performance-based annual cash awards for each of our named executive officers for fiscal 2013 were as follows:

Name	Annual Base Salary	Percentage of Base Salary Used to Determine Award Eligibility	Target Award	Actual Award
Thomas F. Fortin	$408,685	64.9%	$265,237	$148,931
Donald E. Thomas	$299,178	50.0%	$149,589	$83,995
C. Glynn Quattlebaum	$461,640	46.6%	$215,124	$120,793
A. Michelle Masters	$127,575	30.0%	$38,273	$21,490
Brian J. Fisher	$135,014	25.0%	$33,753	$18,953

Target fiscal 2014 incentive levels for each of our executive officers, as established by our Compensation Committee, are described in the table below.

Name	Annual Base Salary	Percentage of Base Salary Used to Determine Award Eligibility	Target Award
Thomas F. Fortin	$420,000	64.9%	$272,580
Donald E. Thomas	$300,000	50.0%	$150,000
C. Glynn Quattlebaum	$465,750	46.6%	$217,040
A. Michelle Masters	$130,000	30.0%	$39,000
Brian J. Fisher	$140,000	25.0%	$35,000

The awards for fiscal 2013 were based on our performance with respect to the following metrics. The Company also intends to use these metrics to determine the performance-based annual cash awards for our executive officers for fiscal 2014:

•	net income from operations, which measures profitability;

•	total debt / adjusted EBITDA (earnings before interest, taxes, depreciation and amortization), which is our leverage ratio;

•	average monthly net finance receivables, which measures our loan growth;

•	net loans charged off as a percentage of average monthly net finance receivables, which measures our charge-off control; and

•	total general and administrative expense percentage, which measures our expense control.

These metrics drive the overall performance of our business from year to year and are elements of our historical financial success. Net income from operations measures the effectiveness of our management team’s execution of our strategic and operational plans. We believe that this measure accurately reflects business variables and factors that are directly within management’s control or, if not directly within management’s control, are directly influenced by decisions made by our executives. Total debt / adjusted EBITDA measures our reliance on our credit facilities to produce cash flow. We believe that we should, over time, reduce our reliance upon borrowings and should fund proportionately more of our loan originations from operating cash flow as we grow. This measure holds management accountable for de-leveraging our balance sheet over time. Average monthly net finance receivables measures the growth of our loan portfolio. We seek to continually grow our business on a consistent and sound basis. We establish annual growth objectives for our management team for loans that we originate and service. Net loans charged off as a percentage of average monthly net finance receivables measures the control our management team exerts on loans and is ultimately a measure of the quality of underwriting policies and decisions. We guide our management team to specific aggregate net charge-off goals each year that, combined with our average finance receivables measure, balance attractive growth with effective portfolio control. Total general and administrative expense percentage measures the effectiveness with which our management team utilizes our corporate resources and minimizes our corporate expenses.

The percentages described in the tables above are set forth in the employment agreements of Messrs. Fortin and Quattlebaum and the letter agreements of Messrs. Thomas and Fisher and determined with respect to Ms. Masters by the Compensation Committee. They are calibrated so that the total compensation opportunity for each named executive officer is commensurate with that executive’s role and responsibilities with us. An executive must be employed by us on the last day of the performance year in order to be eligible to receive payment in respect of a performance-based annual cash award.

Discretionary Cash Bonuses. Our Board has the discretion to make periodic cash payments to executive officers in recognition of various specific projects and exceptional achievements. There is no formula or schedule for such discretionary payments. Other than a $75,000 signing bonus paid to Mr. Thomas in January 2013 intended to offset his relocation expenses, no discretionary payments were made to our named executive officers in fiscal 2013.

In March 2014, the Compensation Committee elected to pay our executive officers discretionary bonuses in the following amounts:

Name	Discretionary Bonus
Thomas F. Fortin	$63,258
Donald E. Thomas	$35,677
C. Glynn Quattlebaum	$62,063
A. Michelle Masters	$11,042
Brian J. Fisher	$11,425

The Committee awarded the discretionary bonuses based on the Committee’s qualitative assessment of each executive officer’s performance during 2013 and the executive officers’ leadership during 2013 with respect to the creation of stockholder value, the opening of 41 de novo branches, the increase in the average loans per branch, the increase in portfolio yield, support with respect to the exit of the Company’s prior private equity sponsors through two secondary public offerings, implementation of compliance with the Sarbanes-Oxley Act of 2002, and expansion of the Company’s credit facility.

Equity Awards. In 2007 and 2008, our Board granted options to Messrs. Fortin and Quattlebaum pursuant to our 2007 Stock Plan. Our Board did not grant any equity awards during 2009, 2010, or 2011. On March 27, 2012, pursuant to our 2011 Stock Plan and in connection with our initial public offering, the Compensation Committee granted to Mr. Fortin a nonqualified stock option for 125,000 shares and granted to Mr. Quattlebaum and to Ms. Masters nonqualified stock options for 25,000 shares each. On January 2, 2013 and December 31, 2013, pursuant to our 2011 Stock Plan and consistent with his letter agreement, the Compensation Committee granted to Mr. Thomas nonqualified stock options for 100,000 shares and 26,500 shares, respectively. These grants are intended to directly align the interests of such named executive officers with those of our stockholders, to give such named executive officers a strong incentive to maximize stockholder returns on a long-term basis, and to aid in our recruitment and retention of key executive talent necessary to ensure our continued success. Having closed our initial public offering in 2012, our Compensation Committee may determine to expand some of our executive compensation programs in light of the availability of publicly-traded equity as a compensation tool. As described above, the Compensation Committee engaged Pearl Meyer to provide a review and recommendation with respect to executive officer equity compensation, but other than as described in Mr. Thomas’s letter agreement, the Compensation Committee has not yet formulated any specific plans to pay its executive officers equity compensation.

Other Compensation. We also provide various other limited perquisites and other personal benefits to our named executive officers that are intended to be part of a competitive compensation program. These benefits include 401(k) plan matching contributions for each of our named executive officers; payment of monthly country club membership dues for Mr. Quattlebaum; and monthly automobile allowances of $1,150 for Messrs. Fortin and Thomas and $1,650 for Mr. Quattlebaum. Mr. Quattlebaum receives a higher allowance to reflect additional driving that he does for us in his capacity as President and Chief Operating Officer. The Board believes that these benefits are comparable to those offered by other companies that compete with us for executive talent and are consistent with our overall compensation program. Perquisites are not a material part of our compensation program. We also provide our named executive officers with benefits that are generally available to all of our employees, including health insurance, disability insurance, dental insurance, vision insurance, life insurance, and vacation time.

Potential Payments Upon Termination and Change in Control. Pursuant to the terms of each of their employment agreements, Messrs. Fortin and Quattlebaum are entitled to certain benefits upon the termination of their employment with us, the terms of which are described below under “Employment Agreements.” In addition, pursuant to the terms of nonqualified stock option agreements associated with option awards to Messrs. Fortin, Quattlebaum, and Thomas and Ms. Masters in 2012 and 2013, in the event of a termination of their employment by the Company without cause or by them with good reason during the six month period following a change in control, the option awards shall become fully vested and exercisable effective as of the termination date. See “2011 Stock Incentive Plan” below. These benefits are intended to alleviate concerns that may arise in the event of an executive’s separation from service with us and enable executives to focus fully on their duties to us while employed by us.

Deductibility of Executive Compensation. Section 162(m) of the Internal Revenue Code (the “Code”) limits the ability of the Company to deduct for tax purposes compensation over $1,000,000 to our principal executive officer or any one of our three highest paid executive officers, other than our principal executive officer or principal financial officer, who are employed by us on the last day of our taxable year, unless, in general, the compensation is paid pursuant to a plan that is performance related, non-discretionary, and has been approved by our stockholders. The Compensation Committee will review and consider the deductibility of executive compensation under Section 162(m) and may authorize certain payments that will be in excess of the $1,000,000 limitation. The Compensation Committee believes that it needs to balance the benefits of designing awards that are tax-deductible with the need to design awards that attract, retain, and reward executives responsible for the success of the Company.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the foregoing “Compensation Discussion and Analysis” with management. Based on this review and discussion, the Compensation Committee has recommended to the Board of Directors that the “Compensation Discussion and Analysis” be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2013 and this Proxy Statement for filing with the Securities and Exchange Commission.

Members of the Compensation Committee:

Carlos Palomares (Chairman)

Roel C. Campos

Richard T. Dell’Aquila

Richard A. Godley

Alvaro G. de Molina

This report shall not be deemed to be incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, and shall not otherwise be deemed filed under such acts.

2013 Summary Compensation Table

The following table sets forth the cash and other compensation that we paid to our named executive officers or that was otherwise earned by our named executive officers for their services in all capacities during the fiscal years ended December 31, 2013, December 31, 2012, and December 31, 2011.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)		Total ($)
Thomas F. Fortin, Chief Executive Officer	2013 2012 2011	408,685 350,000 350,000	63,258 — 24,996	— 1,133,325 —	148,931 122,207 191,829	24,000 23,800 23,600	(3) (4) (5)	644,874 1,629,332 590,425
Donald E. Thomas, Executive Vice President and Chief Financial Officer	2013 2012 2011	299,178 — —	110,677 — —	1,528,902 — —	83,995 — —	13,800 — —	(3)	2,036,552 — —
C. Glynn Quattlebaum, President and Chief Operating Officer	2013 2012 2011	461,640 435,750 435,750	62,063 — 22,367	— 226,665 —	120,793 109,246 171,651	42,701 34,983 35,132	(3) (4) (5)	687,197 806,644 664,900
A. Michelle Masters, Senior Vice President, Strategic Development and Assistant Secretary	2013 2012 2011	127,575 112,300 107,300	11,042 — 3,247	— 226,665 —	21,490 15,104 24,919	10,303 10,110 7,542	(3) (4) (5)	170,410 364,179 143,008
Brian J. Fisher, Vice President, General Counsel, and Secretary	2013 2012 2011	135,014 — —	11,425 — —	— — —	18,953 — —	— — —		165,392 — —

(1)	Represents discretionary bonuses awarded in 2011 and 2013. See “Compensation Discussion and Analysis – Elements of Compensation – Discretionary Cash Bonuses.”
(2)	Amounts shown are the aggregate grant date fair value of awards computed in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures. For a discussion of the assumptions made in such valuation, see note 17 to our audited financial statements for the fiscal year ended December 31, 2013, included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2013. Each of these options vests in five equal annual installments beginning on the first anniversary of the grant date.
(3)	Represents aggregate automobile allowance payments of $13,800 to Messrs. Fortin and Thomas, and $19,800 to Mr. Quattlebaum; a 401(k) plan matching contribution of $10,200, $10,200, and $5,303 to Mr. Fortin, Mr. Quattlebaum, and Ms. Masters, respectively; monthly country club membership dues of $4,816 for Mr. Quattlebaum; a cash payment of $5,000 to Ms. Masters in lieu of accrued and unused vacation time as provided by company policy; and a cash payment of $7,885 to Mr. Quattlebaum in recognition of his 25-year anniversary with the Company pursuant to company practice applicable to all employees.
(4)	Represents aggregate automobile allowance payments of $13,800 to Mr. Fortin and $19,800 to Mr. Quattlebaum; a 401(k) plan matching contribution of $10,000, $10,000, and $5,791 to Mr. Fortin, Mr. Quattlebaum, and Ms. Masters, respectively; monthly country club membership dues of $5,183 for Mr. Quattlebaum; and a cash payment of $4,319 to Ms. Masters in lieu of accrued and unused vacation time as provided by company policy.
(5)	Represents aggregate automobile allowance payments of $13,800 to each of Mr. Fortin and $19,800 to Mr. Quattlebaum; a 401(k) plan matching contribution of $9,800, $9,800, and $5,479 to Mr. Fortin, Mr. Quattlebaum, and Ms. Masters, respectively; monthly country club membership dues of $5,532 for Mr. Quattlebaum; and a cash payment of $2,063 to Ms. Masters in lieu of accrued and unused vacation time as provided by company policy.

Outstanding Equity Awards at Fiscal Year-End

The following table provides information concerning equity awards that were outstanding as of December 31, 2013, for each of our named executive officers.

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date
Thomas F. Fortin, Chief Executive Officer	196,563 25,000	— 100,000	(1)	5.4623 15.00	03/21/17 03/27/22
Donald E. Thomas, Executive Vice President and Chief Financial Officer	— —	100,000 26,500	(2) (3)	16.73 33.93	01/02/23 12/31/23
C. Glynn Quattlebaum, President and Chief Operating Officer	264,844 5,000	— 20,000	(1)	5.4623 15.00	03/21/17 03/27/22
A. Michelle Masters, Senior Vice President, Strategic Development and Assistant Secretary	5,000	20,000	(1)	15.00	03/27/22
Brian J. Fisher, Vice President, General Counsel, and Secretary	—	—		—	—

(1)	These options vest in five equal annual installments beginning on the first anniversary of the grant date of March 27, 2012.
(2)	This option vests in five equal annual installments beginning on the first anniversary of the grant date of January 2, 2013.
(3)	This option vests in five equal annual installments beginning on the first anniversary of the grant date of January 31, 2013.

Equity Compensation Plan Information

The following table gives information about the common stock that may be issued upon the exercise of options, warrants, and rights under all of our existing equity compensation plans as of December 31, 2013.

Plan Category	(a) Number of Securities to Be Issued Upon Exercise of Outstanding Options, Warrants, and Rights		(b) Weighted-Average Exercise Price of Outstanding Options, Warrants, and Rights ($)	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity Compensation Plans Approved by Security Holders	461,407 404,531	(1) (2)	5.4623 16.67	447,790 498,128	(1) (2)
Equity Compensation Plans Not Approved by Security Holders	—		—	—
Total:	865,938		10.70	945,918

(1)	Regional Management Corp. 2007 Management Incentive Plan, as amended. We no longer intend to grant awards under the Regional Management Corp. 2007 Management Incentive Plan.
(2)	Regional Management Corp. 2011 Stock Incentive Plan, as amended. At March 14, 2014, 498,128 shares remain available for issuance under the Regional Management Corp. 2011 Stock Incentive Plan, which allows for grants of incentive stock options, non-qualified stock options, stock appreciation rights, unrestricted shares, restricted shares, restricted stock units, and awards that are valued in whole or in part by reference to, or otherwise based on the fair market value of shares, including performance-based awards.

Director Compensation

The following table provides information regarding the compensation paid to each of our non-employee directors for the fiscal year ended December 31, 2013.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)
David Perez	35,000	151,290	186,290
Roel C. Campos	45,000	151,290	196,290
Richard T. Dell’Aquila	27,500	151,290	178,790
Richard A. Godley	35,000	151,290	186,290
Jared L. Johnson	45,000	151,290	196,290
Alvaro G. de Molina	45,000	151,290	196,290
Carlos Palomares	35,000	151,290	186,290
Erik A. Scott	37,500	151,290	188,790

(1)	The Company awarded each non-employee director 4,484 shares of its common stock, effective October 28, 2013. For the purpose of satisfying income tax obligations, each non-employee director was entitled, at his election, to forego up to 40% of the 4,484 shares subject to his award in order to receive a cash payment equivalent to the value of the foregone shares. Amounts shown are the aggregate grant date fair value of stock awards computed in accordance with FASB ASC Topic 718. The total number of stock options held by each of the non-employee directors as of December 31, 2013 was: Mr. Perez, 8,000; Mr. Campos, 10,000; Mr. Dell’Aquila, 8,000; Mr. Godley, 8,000; Mr. Johnson, none; Mr. de Molina, 10,000; Mr. Palomares, 10,000; and Mr. Scott, 8,000.

Our employees who serve as directors receive no separate compensation for service on the Board or on committees of the Board. In fiscal 2013, each non-employee director received an annual retainer of $25,000, plus $10,000 for each committee on which each such director serves. In October 2013, based on the recommendation of Pearl Meyer, a compensation consultant engaged by the Compensation Committee, the Board revised its standard compensation arrangement for its non-employee directors. Pursuant to the revised compensation arrangement, effective beginning in fiscal 2014, each non-employee director will receive a cash retainer of $30,000 for annual service, plus $20,000 for service as a non-executive chairman of the Board, plus $10,000 for service per committee, plus $10,000 for service as a chairman of a committee. Also, effective in fiscal 2014, the Company will award its non-employee directors shares of restricted common stock in an amount equal to the sum of $90,000 for annual service, plus $20,000 for service as a non-executive chairman of the Board, plus $10,000 for service per committee, plus $10,000 for service as chairman of a committee, divided by the fair market value per share of common stock on the date of grant. The restricted stock awards will occur five days following the Company’s annual meeting of stockholders, with vesting to occur upon the completion of the directors’ annual service to the Company. Annual service relates to the approximate 12-month period between annual meetings of the Company’s stockholders. Each director is also reimbursed for reasonable out-of-pocket expenses incurred in connection with his service on our Board.

Employment Agreements

Employment Agreements with Mr. Fortin

We entered into an employment agreement with Mr. Fortin, our Chief Executive Officer, dated February 29, 2008 (as amended, the “2008 Fortin Agreement”). The employment term under the 2008 Fortin Agreement was a five-year term that began on February 29, 2008, and ended on February 28, 2013. On March 18, 2013, we entered into a new employment agreement with Mr. Fortin (the “2013 Fortin Agreement”), pursuant to which Mr. Fortin will continue to serve as our Chief Executive Officer. The 2013 Fortin Agreement provides for a three-year term that began on March 1, 2013, and will end on March 18, 2016.

2008 Fortin Agreement

Under the 2008 Fortin Agreement, Mr. Fortin was entitled to receive an annual base salary of $350,000, which was subject to increases as determined by our Board or Compensation Committee from time to time. With respect to each calendar year during the employment term, Mr. Fortin was also eligible to earn an annual bonus award under the applicable bonus plan based upon the achievement of performance targets established by our Board or Compensation Committee. Pursuant to the 2008 Fortin Agreement, Mr. Fortin also received a grant of 196,563 time-vesting stock options, subject to the terms of our 2007 Stock Plan.

If Mr. Fortin’s employment was terminated under the 2008 Fortin Agreement by us without “cause” or by Mr. Fortin as a result of “involuntary termination,” Mr. Fortin was entitled to receive (1) accrued but unpaid salary, bonus, and expense reimbursements through his termination date; (2) continued payment of his annual base salary until six months after his termination date, reduced by the amount of income received by Mr. Fortin from other employment during that period; (3) payment of the COBRA premium applicable to Mr. Fortin for comparable coverage under our group medical plan for so long as he is entitled to continued payment of his base salary and is not entitled to obtain insurance from a subsequent employer; and (4) an amount equal to the annual cash bonus award, if any, that Mr. Fortin would have been entitled to receive pursuant to the terms of the 2008 Fortin Agreement in respect of such year had his employment not terminated, prorated for the portion of such year Mr. Fortin was employed during such year.

If Mr. Fortin’s employment terminated due to his death or “disability” (as defined in the 2008 Fortin Agreement), Mr. Fortin would have been entitled to receive accrued but unpaid salary, bonus, and expense reimbursement prior to his death or disability, and an amount equal to the annual cash bonus award, if any, that Mr. Fortin would have been entitled to receive pursuant to the terms of the 2008 Fortin Agreement in respect of such year had his employment not terminated, prorated for the portion of such year Mr. Fortin was employed during such year. In addition, in the event Mr. Fortin’s employment was terminated due to disability, he would have been entitled to continued payment of his annual base salary until six months after his termination date, reduced by the amounts payable under any disability insurance, plan, or policy maintained by us and by the amount of any salary, wages, or other income paid to or for the benefit of Mr. Fortin from any other employment, and payment of the COBRA premiums, when due, for Mr. Fortin to obtain continuation medical insurance for such period or until he obtains health insurance from a subsequent employer. Such salary would have been paid as and at such times as Mr. Fortin would have received his salary had he remained our employee.

If we terminated Mr. Fortin’s agreement with “cause,” or if Mr. Fortin voluntarily terminated his employment not due to “involuntary termination,” he would have been entitled only to accrued but unpaid salary and expense reimbursements through his termination date.

For the purpose of the 2008 Fortin Agreement, “cause” includes (1) the willful or grossly negligent material failure by Mr. Fortin to perform his duties thereunder; (2) Mr. Fortin’s conviction of any felony or of certain other crimes; (3) certain acts of fraud, embezzlement, or misappropriation; (4) certain failures to comply with any written policy of ours that materially interferes with his ability to discharge his duties, responsibilities, or obligations under his employment agreement; (5) the knowing misstatement of our financial records; (6) the material breach by Mr. Fortin of any of the terms of his employment agreement; or (7) the failure to disclose material financial or other information to our Board.

For the purpose of the 2008 Fortin Agreement, “involuntary termination” means Mr. Fortin’s termination of his employment which, in his good faith judgment, is due to a material change of Mr. Fortin’s responsibilities, position, authority, duties, or in the terms or status of his employment agreement or a reduction in his base salary.

Mr. Fortin is also subject to a covenant not to disclose our confidential information during his employment term and at all times thereafter and covenants not to compete with us and not to solicit our employees or customers during his employment term and for three years following termination of his employment for any reason.

2013 Fortin Agreement

Pursuant to the 2013 Fortin Agreement, Mr. Fortin will receive an annual base salary of $420,000, which is subject to increases as may be determined by the Board or Compensation Committee from time to time. For each calendar year during the employment term, Mr. Fortin is also eligible to earn an annual bonus award under the Annual Incentive Plan based upon the achievement of performance targets established by the Compensation Committee, with a target bonus equal to 64.9% of his base salary. Mr. Fortin is eligible to receive equity awards under the 2011 Stock Plan or any successor plan at the discretion of the Board or Compensation Committee. The Company will also provide Mr. Fortin with benefits generally available to its other employees, which may include pension, medical, and retirement plans, in addition to a car allowance of $1,150 per month.

If Mr. Fortin’s employment is terminated by the Company without “cause” or by Mr. Fortin as a result of “involuntary termination,” Mr. Fortin will be entitled to receive: (1) accrued but unpaid salary through his termination date; (2) continued payment of his annual base salary for a period of 12 months following his termination date; (3) the pro-rata portion of any bonus for the year in which termination occurs, to the extent earned, plus, if his termination occurs after year end but before the bonus for the preceding year is paid, the bonus for the preceding year; (4) reimbursement of COBRA premiums for continuation coverage under the Company’s group medical plan for 12 months following his termination date, so long as he is not entitled to obtain insurance from a subsequent employer; and (5) reimbursement of expenses incurred prior to termination.

If Mr. Fortin’s employment terminates due to his death or “disability” (as defined the 2013 Fortin Agreement), Mr. Fortin will be entitled to receive: (1) accrued but unpaid salary prior to his death or disability; (2) reimbursement of expenses incurred prior to his death or disability; and (3) the pro-rata portion of any bonus for the year in which his death or termination due to disability occurs, to the extent earned, plus, if his death or termination due to disability occurs after year end but before the bonus for the preceding year is paid, the bonus for the preceding year. In addition, in the event Mr. Fortin’s employment is terminated due to disability, he is entitled to continued payment of his annual base salary until 12 months after his termination date, reduced by the amounts payable under any disability insurance, plan, or policy maintained by the Company.

If the Company terminates Mr. Fortin’s agreement with “cause” or if Mr. Fortin voluntarily terminates his employment, he is entitled only to accrued but unpaid salary and expense reimbursements through his termination date. In the case of voluntarily termination of employment, if termination occurs after year end but before the bonus for the preceding year is paid, Mr. Fortin is also entitled to payment of the bonus for the preceding year.

For purposes of the 2013 Fortin Agreement, “cause” includes (1) the willful or grossly negligent material failure to perform duties; (2) conviction of any felony or of certain other crimes; (3) certain acts of fraud, embezzlement, or misappropriation; (4) certain failures to comply with any Company written policy or certain other actions that materially interfere with Mr. Fortin’s ability to discharge his duties, responsibilities, or obligations; (5) the knowing misstatement of Company financial records; (6) the material breach by Mr. Fortin of any of the terms of the 2013 Fortin Agreement; (7) habitual drunkenness or substance abuse; (8) the failure to disclose material financial or other information to the Company’s Board; or (9) engagement in conduct that results in Mr. Fortin’s obligation to reimburse the Company for the amount of bonus or other compensation under the Sarbanes-Oxley Act of 2002 or the Dodd-Frank Wall Street Reform and Consumer Protection Act.

For purposes of the 2013 Fortin Agreement, “involuntary termination” means termination of Mr. Fortin’s employment which, in Mr. Fortin’s good faith judgment, is due to a material change of his responsibilities, position, authority, duties, or in the terms or status of the 2013 Fortin Agreement or a reduction in Mr. Fortin’s compensation package, in each case without Mr. Fortin’s written consent.

Mr. Fortin is also subject to a covenant not to disclose the Company’s confidential information during his employment term and at all times thereafter, a covenant not to compete during his employment and for a period of two years following his termination of employment, a covenant not to solicit competitive consumer finance loans through “loan sources” (as defined in the 2013 Fortin Agreement) during his employment and for a period of two years following his termination of employment, a covenant not to solicit Company employees during his employment and for a period of two years following his termination of employment, and a non-disparagement covenant effective during the employment term and at all times thereafter. Mr. Fortin’s non-compete is limited to an area within twenty-five miles of any Company office.

Employment Agreement with Mr. Quattlebaum

We have entered into an employment agreement with Mr. Quattlebaum dated March 21, 2007, as amended, pursuant to which Mr. Quattlebaum serves as our President and Chief Operating Officer. The employment term is a five-year term that began on March 21, 2007, and was extended to March 21, 2017, as of March 8, 2012.

Mr. Quattlebaum is currently entitled to receive an annual base salary of $465,750, which is subject to increases as may be determined by our Board from time to time. With respect to each calendar year during the employment term, Mr. Quattlebaum is also eligible to earn an annual bonus award under the applicable bonus plan based upon the achievement of performance targets established by our Board. Pursuant to the employment agreement, Mr. Quattlebaum also received a grant of 294,844 time-vesting stock options, subject to the terms of our 2007 Stock Plan.

If Mr. Quattlebaum’s employment is terminated by us without “cause” or by Mr. Quattlebaum as a result of “involuntary termination” (as such terms are defined in the employment agreement), Mr. Quattlebaum will be entitled to receive (1) accrued but unpaid salary, bonus, and expense reimbursement through his termination date; (2) continued payment of his annual base salary until twelve months after his termination date; (3) payment of the COBRA premium applicable to Mr. Quattlebaum for comparable coverage under our group medical plan for so long as he is entitled to continued payment of his base salary and is not entitled to obtain insurance from a subsequent employer; and (4) an amount equal to the annual cash bonus award, if any, that Mr. Quattlebaum would have been entitled to receive pursuant to the terms of his employment agreement in respect of such year had his employment not terminated, prorated for the portion of such year Mr. Quattlebaum was employed. Such salary and bonus would be paid as and at such times as Mr. Quattlebaum would have received his salary and bonus had he remained our employee.

If we terminate Mr. Quattlebaum’s agreement with “cause,” or if Mr. Quattlebaum voluntarily terminates his employment for a reason other than due to “involuntary termination,” he is entitled only to accrued but unpaid salary and expense reimbursements through his termination date.

If Mr. Quattlebaum’s employment terminates due to his death or “disability” (as defined in his employment agreement), Mr. Quattlebaum will be entitled to receive accrued but unpaid salary, bonus, and expense reimbursement prior to his death or disability, and an amount equal to the annual cash bonus award, if any, that Mr. Quattlebaum would have been entitled to receive pursuant to the terms of his employment agreement in respect of such year had his employment not terminated, prorated for the portion of such year Mr. Quattlebaum was employed. Such salary and expense reimbursement is payable within 45 days of his death or disability, and such bonus would be paid as and at such times as Mr. Quattlebaum would have received his bonus had he remained our employee. In addition, in the event Mr. Quattlebaum’s employment is terminated due to disability, he is entitled to continued payment of his annual base salary until 12 months after his termination date, reduced by the amounts payable under any disability insurance, plan, or policy maintained by us, and payment of the COBRA premiums, when due, for Mr. Quattlebaum to obtain continuation medical insurance for such period or until he obtains health insurance from a subsequent employer. Such salary would be paid as and at such times as Mr. Quattlebaum would have received his salary had he remained our employee.

For the purpose of the employment agreement with Mr. Quattlebaum, “cause” includes (1) the willful or grossly negligent material failure by Mr. Quattlebaum to perform his duties thereunder; (2) Mr. Quattlebaum’s conviction of any felony or of certain other crimes; (3) certain acts of fraud, embezzlement, or misappropriation; (4) certain failures to comply with any written policy of ours that materially interferes with his ability to discharge his duties, responsibilities, or obligations under his employment agreement; (5) the knowing misstatement of our financial records; (6) the material breach by Mr. Quattlebaum of any of the terms of his employment agreement; or (7) the failure to disclose material financial or other information to our Board.

For the purpose of the employment agreement with Mr. Quattlebaum, “involuntary termination” means Mr. Quattlebaum’s termination of his employment which, in his good faith judgment, is due to a material change of Mr. Quattlebaum’s responsibilities, position, authority, duties, or in the terms or status of his employment agreement, a reduction in his base salary, or a forced relocation outside the Greenville, SC metropolitan area.

Mr. Quattlebaum is also subject to a covenant not to disclose our confidential information during his employment term and at all times thereafter and covenants not to solicit our employees or customers during his employment term and for three years following termination of his employment for any reason.

Employment Letter Agreement with Mr. Thomas

Effective January 2, 2013, Mr. Thomas was appointed as our Executive Vice President and Chief Financial Officer. We entered into a letter agreement with Mr. Thomas, effective as of December 12, 2012.

Mr. Thomas is currently entitled to receive an annual base salary of $300,000, subject to annual review. With respect to each calendar year during the employment term, the letter agreement provides that Mr. Thomas is also eligible for a performance-based annual cash award pursuant to our Annual Incentive Plan, with a target bonus equal to 50% of his base salary, based upon the achievement of our performance targets for Mr. Thomas, as established by our Compensation Committee.

Mr. Thomas was paid a sign-on bonus of $75,000 in one lump sum within three days of the commencement of his employment, and we granted Mr. Thomas a stock option award (the “Initial Equity Grant”) for the purchase of 100,000 shares of our common stock, with the grant occurring on January 2, 2013, the date that Mr. Thomas began his employment. The exercise price of the Initial Equity Grant is $16.73, which is equal to the closing price of our common stock on the grant date. In addition, in each year of his employment we will grant Mr. Thomas a stock option award (each, an “Annual Equity Grant”) for the purchase of 26,500 shares of our common stock. The Initial Equity Grant is, and each Annual Equity Grant will be, subject to the terms and conditions described in a Nonqualified Stock Option Agreement and will vest in five tranches, one-fifth on each of the anniversaries of the grant dates, as long as Mr. Thomas has been continuously employed by us through the dates of vesting.

We will also provide Mr. Thomas with health insurance, short- and long-term disability insurance, life insurance, access to our 401(k) plan, reimbursement of relocation expenses not to exceed $10,000, and a car allowance of $1,150 per month. Mr. Thomas’s employment is at-will.

Employment Letter Agreement with Mr. Fisher

Effective January 14, 2013, Mr. Fisher was appointed as our Vice President, General Counsel, and Secretary. We entered into a letter agreement with Mr. Fisher, effective as of December 12, 2012.

Mr. Fisher is currently entitled to receive an annual base salary of $140,000, subject to annual review. With respect to each calendar year during the employment term, the letter agreement provides that Mr. Fisher is also eligible for a performance-based annual cash award pursuant to our Annual Incentive Plan, with a target bonus equal to 25% of his base salary, based upon the achievement of our performance targets for Mr. Fisher, as established by our Compensation Committee. We will also provide Mr. Fisher with health insurance, short- and long-term disability insurance, life insurance, and access to our 401(k) plan. Mr. Fisher’s employment is at-will.

2007 Management Incentive Plan

General. We adopted our 2007 Management Incentive Plan (the “2007 Stock Plan”) effective as of March 21, 2007. The 2007 Stock Plan permits the grant of non-qualified stock options and incentive stock options to our and our subsidiaries’ key employees, executive officers, non-employee directors, consultants, or other independent advisors. We will not grant any further awards under the 2007 Stock Plan.

Administration. The 2007 Stock Plan is administered by the Board and the Compensation Committee. The Compensation Committee has the full authority and discretion to administer the 2007 Stock Plan and to take any action that is necessary or advisable in connection with the administration of the 2007 Stock Plan, including, without limitation, the authority and discretion to interpret and construe any provision of the 2007 Stock Plan, or any agreement, notification, or document entered into or delivered pursuant to the 2007 Stock Plan, and to determine whether a participant’s termination of employment resulted from voluntary resignation for good reason, discharge for cause, or any other reason. The interpretation and construction by the Compensation Committee of any such provision and any determination by the Compensation Committee pursuant to any provision of the 2007 Stock Plan, or any agreement, notification, or document entered into or delivered pursuant to the 2007 Stock Plan, will be final and conclusive.

Terms of Stock Options. Options granted under the 2007 Stock Plan are vested and exercisable at such times and upon such terms and conditions as may be determined by the Compensation Committee, but in no event will an option be exercisable more than ten years after it is granted. Under the 2007 Stock Plan, the exercise price per share for any option awarded is determined by the Compensation Committee, but may not be less than 100% of the fair market value of a share on the day the option is granted.

All stock options granted by our Board under the 2007 Stock Plan have been granted at or above the fair market value of our common stock at the grant date based upon the most recent valuation of our common stock. We have no program, plan, or practice pertaining to the timing of stock option grants to executive officers coinciding with the release of material non-public information.

An option may be exercised by paying the exercise price in cash or its equivalent, shares, to the extent authorized by the Compensation Committee, by permitting us to withhold a number of shares otherwise issuable having an aggregate value equal to the aggregate exercise price in respect of the option, or any combination of the foregoing.

As of December 31, 2013, options to purchase 447,790 shares of our common stock were outstanding under the 2007 Stock Plan. Each of Messrs. Fortin and Quattlebaum currently holds options which have a strike price of $5.4623 per share and are fully vested. Our Board has not granted any equity awards under the 2007 Stock Plan since 2008.

Adjustments Upon Certain Events. The Compensation Committee will make or provide for adjustment in the number of shares subject to the 2007 Stock Plan, the number of shares subject to an option granted under the

2007 Stock Plan, and the option price applicable to any such options, in each case as the Compensation Committee in its sole discretion may determine is equitably required to maintain the intent of the 2007 Stock Plan or to prevent dilution or enlargement of the rights of participants that would otherwise result from (1) any stock dividend, stock split, combination of shares, recapitalization, or other change in the capital structure of the Company; (2) any merger, consolidation, spin-off, split-off, spin-out, split-up, reorganization, partial or complete liquidation or other distribution of assets, or issuance of rights or warrants to purchase securities; or (3) any other corporate transaction or event having an effect similar to any of the foregoing. In addition, in the event of any such transaction or event, the Compensation Committee, in its sole discretion, may provide in substitution for any or all outstanding options under the 2007 Stock Plan, such alternative consideration as it, in good faith, may determine to be equitable in the circumstances and may require in connection with such substitution the surrender of all stock options so replaced.

Amendment and Termination. The Compensation Committee may amend or terminate the 2007 Stock Plan at any time, provided that the 2007 Stock Plan may not be amended without further approval of our stockholders if such amendment would result in the plan no longer satisfying any applicable listing requirements. In addition, neither the Compensation Committee nor the Board may reduce the exercise price of an option, or replace an underwater option with a new option having a lower exercise price, without approval of each class of stockholders of the Company, in each case other than amendments made pursuant to the Compensation Committee’s authority to adjust awards upon certain events (described under “Adjustments Upon Certain Events” above).

2011 Stock Incentive Plan

Purpose. Our Board has adopted, and our stockholders have approved, the 2011 Stock Incentive Plan (the “2011 Stock Plan”). The purpose of the 2011 Stock Plan is to aid us and our affiliates in recruiting and retaining key employees, directors, and other service providers of outstanding ability and to motivate those employees, directors, consultants, and other service providers to exert their best efforts on our behalf and on behalf of our affiliates by providing incentives through the granting of stock options, stock appreciation rights (“SARs”), other stock-based awards, and other performance-based awards.

Shares Subject to the 2011 Stock Plan. The 2011 Stock Plan provides that the total number of shares of common stock that may be issued under the 2011 Stock Plan is 950,000, and the maximum number of shares for which incentive stock options may be granted to any participant in one fiscal year is 475,000. Shares of our common stock covered by awards that terminate or lapse without the payment of consideration may be granted again under the 2011 Stock Plan. Awards may be made under the 2011 Stock Plan in substitution for outstanding awards previously granted by a company that is acquired by us, but the shares subject to such substituted awards will not be counted against the aggregate number of shares otherwise available for awards under the 2011 Stock Plan.

Administration. The 2011 Stock Plan is administered by the Compensation Committee. The Compensation Committee is authorized to interpret the 2011 Stock Plan; to establish, amend, and rescind any rules and regulations relating to the 2011 Stock Plan; and to make any other determinations that it deems necessary or desirable for the administration of the 2011 Stock Plan, and the Compensation Committee may further delegate such authority. The Compensation Committee may correct any defect or supply any omission or reconcile any inconsistency in the 2011 Stock Plan in the manner and to the extent the Compensation Committee deems necessary or desirable. The Compensation Committee will have the full power and authority to establish the terms and conditions of any award consistent with the provisions of the 2011 Stock Plan and to waive any such terms and conditions at any time (including, without limitation, accelerating or waiving any vesting conditions). Determinations made by the Compensation Committee need not be uniform and may be made selectively among participants in the 2011 Stock Plan.

Limitations. No award may be granted under the 2011 Stock Plan after the tenth anniversary of the effective date (as defined therein), but awards theretofore granted may extend beyond that date.

Options. The Compensation Committee may grant non-qualified stock options and incentive stock options, which are subject to the terms and conditions as set forth in the 2011 Stock Plan, the related award agreement, and any other terms, not inconsistent therewith, as determined by the Compensation Committee; provided that all stock options granted under the 2011 Stock Plan are required to have a per share exercise price that is not less than 100% of the fair market value of our common stock underlying such stock options on the date an option is granted (other than in the case of options granted in substitution of previously granted awards), and all stock options that are intended to qualify as incentive stock options will be subject to terms and conditions that comply with the rules as may be prescribed by Section 422 of the Code. The maximum term for stock options granted under the 2011 Stock Plan will be 10 years from the initial date of grant. The purchase price for the shares as to which a stock option is exercised will be paid to us, to the extent permitted by law (1) in cash or its equivalent at the time the stock option is exercised; (2) in shares having a fair market value equal to the aggregate exercise price for the shares being purchased and satisfying any requirements that may be imposed by the Compensation Committee, so long as the shares will have been held for such period established by the Compensation Committee in order to avoid adverse accounting treatment; (3) partly in cash and partly in shares; (4) if there is a public market for the shares at such time, through the delivery of irrevocable instructions to a broker to sell the shares being obtained upon the exercise of the stock option and to deliver to us an amount out of the proceeds of such sale equal to the aggregate exercise price for the shares being purchased; or (5) allow for payment through a “net settlement” feature. The “repricing” of stock options is prohibited without prior approval of our stockholders.

Stock Appreciation Rights. The Compensation Committee may grant SARs independent of or in connection with a stock option. The exercise price per share of a SAR will be an amount determined by the Compensation Committee but in no event will such amount be less than 100% of the fair market value of a share on the date the SAR is granted (other than in the case of SARs granted in substitution of previously granted awards). Generally, each SAR will entitle the participant upon exercise to an amount equal to the product of (1) the excess of (A) the fair market value on the exercise date of one share of common stock, over (B) the exercise price per share, times (2) the numbers of shares of common stock covered by the SAR. As discussed above with respect to options, the “repricing” of SARs is prohibited under the 2011 Stock Plan without prior approval of our stockholders.

Other Stock-Based Awards (Including Performance-Based Awards). In addition to stock options and SARs, the Compensation Committee may grant or sell awards of shares, restricted shares, restricted stock units, and awards that are valued in whole or in part by reference to, or otherwise based on, the fair market value of shares, including performance-based awards. The Compensation Committee, in its sole discretion, may grant awards which are denominated in shares or cash (such awards, “Performance-Based Awards”), which awards may, but are not required to, be granted in a manner which is intended to be deductible by us under Section 162(m) of the Code. Such Performance-Based Awards will be in such form, and dependent on such conditions, as the Compensation Committee will determine, including, without limitation, the right to receive, or vest with respect to, one or more shares or the cash value of the award upon the completion of a specified period of service, the occurrence of an event, and/or the attainment of performance objectives. The maximum amount of a Performance-Based Award that may be earned during each fiscal year during a performance period by any participant will be: (1) with respect to Performance-Based Awards that are denominated in shares, 475,000 shares, and (2) with respect to Performance-Based Awards that are denominated in cash, $2,500,000. The amount of the Performance-Based Award actually paid to a participant may be less than the amount determined by the applicable performance goal formula, at the discretion of the Compensation Committee.

Effect of Certain Events on 2011 Stock Plan and Awards. In the event of any stock dividend or split, reorganization, recapitalization, merger, consolidation, spin-off, combination or exchange of shares or other corporate exchange, any equity restructuring (as defined under FASB Accounting Standard Codification 718), or any distribution to stockholders of common stock other than regular cash dividends or any similar event, the Compensation Committee in its sole discretion and without liability to any person will make such substitution or adjustment, if any, as it deems to be reasonably necessary to address, on an equitable basis, the effect of such event, as to (1) the number or kind of common stock or other securities that may be issued as set forth in the 2011 Stock Plan or pursuant to outstanding awards; (2) the maximum number of shares for which options or SARs may be granted during a fiscal year to any participant; (3) the maximum amount of a Performance-Based Award that may be granted during a fiscal year to any participant; (4) the exercise price of any award; and/or (5) any other affected terms of such awards.

Except as otherwise provided in an award agreement or otherwise determined by the Compensation Committee, in the event of a Change in Control (as defined in the 2011 Stock Plan), with respect to any outstanding awards then held by participants which are unexercisable or otherwise unvested or subject to lapse restrictions, the Compensation Committee may, but will not be obligated to, in a manner intended to comply with the requirements of Section 409A of the Code, (1) accelerate, vest, or cause the restrictions to lapse with all or any portion of an award; (2) cancel awards for fair value (as determined in the sole discretion of the Compensation Committee), which, in the case of stock options and SARs, may equal the excess, if any, of the value of the consideration to be paid in the Change in Control transaction to holders of the same number of shares subject to such stock options or SARs over the aggregate exercise price of such stock options or SARs; (3) provide for the issuance of substitute awards; or (4) provide that the stock options will be exercisable for all shares subject thereto for a period of at least 30 days prior to the Change in Control and that upon the occurrence of the Change in Control, the stock options will terminate and be of no further force or effect. The Compensation Committee may cancel stock options and SARs for no consideration if the fair market value of the shares subject to such options or SARs is less than or equal to the aggregate exercise price of such stock options or SARs.

In addition, pursuant to the terms of the nonqualified stock option agreements associated with option awards to Messrs. Fortin, Quattlebaum, and Thomas and Ms. Masters in 2012 and 2013, in the event of a termination of their employment by the Company without Cause (as defined in the nonqualified stock option agreements) or by them with Good Reason (as defined in the nonqualified stock option agreements), during the six month period following a Change in Control, the option award shall, to the extent not then vested or previously forfeited or cancelled, become fully vested and exercisable effective as of such termination date.

Forfeiture and Clawback. The Compensation Committee may in its sole discretion specify in an award or a policy that is incorporated into an award by reference that the participant’s rights, payments, and benefits with respect to such award will be subject to reduction, cancellation, forfeiture, or recoupment upon the occurrence of certain specified events, in addition to any otherwise applicable vesting or performance conditions contained in such award. Such events may include, but are not limited to, termination of employment for cause, termination of the participant’s provision of services to us, breach of noncompetition, confidentiality, or other restrictive covenants that may apply to the participant, or adverse restatement of our previously released financial statements as a consequence of errors, omissions, fraud, or misconduct.

Nontransferability of Awards. Unless otherwise determined by the Compensation Committee, an award will not be transferable or assignable by a participant otherwise than by will or by the laws of descent and distribution.

Amendment and Termination. The Compensation Committee may generally amend, alter, or discontinue the 2011 Stock Plan, but no amendment, alteration, or discontinuation will be made (1) without the approval of our stockholders to the extent such approval is (a) required by or (b) desirable to satisfy the requirements of any applicable law, including the listing standards of the securities exchange, which is, at the applicable time, the principal market for the shares of our common stock, or (2) without the consent of a participant, if such amendment, alteration, or discontinuation would materially adversely impair any of the rights or obligations under any award theretofore granted to the participant under the 2011 Stock Plan; provided, however, that the Compensation Committee may amend the 2011 Stock Plan in such manner as it deems necessary to permit the granting of awards meeting the requirements of the Code or other applicable laws, including, without limitation, to avoid adverse tax consequences or accounting consequences to us or any participant.

Section 409A of the Code. The 2011 Stock Plan and awards issued thereunder will be interpreted in accordance with Section 409A of the Code and Department of Treasury regulations, and no award will be granted, deferred, accelerated, paid out, or modified under the 2011 Stock Plan in a manner that would result in the imposition of an additional tax under Code Section 409A upon a participant.

Section 162(m) of the Code. In general, Section 162(m) of the Code denies a publicly-held corporation a deduction for United States federal income tax purposes for compensation in excess of $1 million per year per person to its principal executive officer and the three other officers (other than the principal executive officer and principal financial officer) whose compensation is disclosed in its prospectus or proxy statement as a result of their total compensation, subject to certain exceptions. The 2011 Stock Plan is intended to satisfy an exception with respect to grants of options to covered employees. The 2011 Stock Plan is designed to permit certain awards of restricted stock, restricted stock units, cash bonus awards, and other awards to be awarded as performance compensation awards intended to qualify under the “performance-based compensation” exception to Section 162(m) of the Code. In addition, under a special Section 162(m) exception, any compensation paid pursuant to a compensation plan in existence before the effective date of our initial public offering will not be subject to the $1,000,000 limitation until the earliest of: (1) the expiration of the compensation plan; (2) a material modification of the compensation plan (as determined under Section 162(m)); (3) the issuance of all the employer stock and other compensation allocated under the compensation plan; or (4) the first meeting of stockholders at which directors are elected after the close of the third calendar year following 2012, the year in which our initial public offering occurred.

Annual Incentive Plan

Purpose. Our Board has adopted, and our stockholders have approved, the Regional Management Corp. Annual Incentive Plan (the “Annual Incentive Plan”). The Annual Incentive Plan is a bonus plan designed to attract, retain, motivate, and reward participants by providing them with the opportunity to earn competitive compensation directly linked to our performance.

Administration. The Annual Incentive Plan is administered by the Compensation Committee.

Eligibility; Awards. Awards may be granted to our officers and key employees in the sole discretion of the Compensation Committee. The Annual Incentive Plan provides for the payment of incentive bonuses in the form of cash or, at the sole discretion of the Compensation Committee, in awards under the 2011 Stock Plan. For performance-based bonuses intended to comply with the performance-based compensation exemption under Section 162(m) of the Code, by no later than the end of the first quarter of a given performance period (or such other date as may be required or permitted by Section 162(m) of the Code to the extent applicable to us and the Annual Incentive Plan), the Compensation Committee will establish target incentive bonuses for each individual participant in the Annual Incentive Plan. However, the Compensation Committee may in its sole discretion grant such bonuses, if any, to such participants as the Compensation Committee may choose, in respect of any given performance period, that is not intended to comply with the performance-based exemption under Section 162(m) of the Code. No participant may receive a bonus under the Annual Incentive Plan, with respect of any fiscal year, in excess of $2,500,000.

Performance Goals. The Compensation Committee will establish the performance periods over which performance objectives will be measured. A performance period may be for a fiscal year or a shorter period, as determined by the Compensation Committee. No later than the last day of the first quarter of a given performance period begins (or such other date as may be required or permitted by Section 162(m) of the Code to the extent applicable to us and the Annual Incentive Plan), the Compensation Committee will establish (1) the performance objective or objectives that must be satisfied for a participant to receive a bonus for such performance period, and (2) the target incentive bonus for each participant. Performance objective(s) will be based upon one or more of the following criteria, as determined by the Compensation Committee: (i) consolidated income before or after taxes (including income before interest, taxes, depreciation, and amortization); (ii) EBITDA; (iii) adjusted EBITDA, (iv) operating income; (v) net income; (vi) adjusted cash net income; (vii) adjusted cash net income per share; (viii) net income per share; (ix) book value per share; (x) return on members’ or stockholders’ equity; (xi) expense management (including, without limitation, total general and administrative expense percentages); (xii) return on investment; (xiii) improvements in capital structure; (xiv) profitability of an identifiable business unit or product; (xv) maintenance or improvement of profit margins; (xvi) stock price; (xvii) market share; (xviii) revenue or sales (including, without limitation, net loans charged off and average finance receivables); (xix) costs (including, without limitation, total general and administrative expense percentages); (xx) cash flow; (xxi) working capital; (xxii) multiple of invested capital; (xxiii) total debt (including, without limitation, total debt as a multiple of EBITDA); and (xxiv) total return. The foregoing criteria may relate to us, one or more of our subsidiaries, or one or more of our divisions or units, or any combination of the foregoing, and may be applied on an absolute basis and/or be relative to one or more peer group companies or indices, or any combination thereof, all as the Compensation Committee will determine. The performance measures and objectives established by the Compensation Committee may be different for different fiscal years and different objectives may be applicable to different officers and key employees.

As soon as practicable after the applicable performance period ends, the Compensation Committee will (A) determine (i) whether and to what extent any of the performance objective(s) established for such performance period have been satisfied and certify to such determination, and (ii) for each participant employed as of the date on which bonuses under the Annual Incentive Plan are payable, unless otherwise determined by the Compensation Committee (to the extent permitted under Section 162(m) of the Code, to the extent applicable to us and the Annual Incentive Plan), the actual bonus to which such participant will be entitled, taking into consideration the extent to which the performance objective(s) have been met and such other factors as the Compensation Committee may deem appropriate and (B) cause such bonus to be paid to such participant. The Compensation Committee has absolute discretion to reduce or eliminate the amount otherwise payable to any participant under the Annual Incentive Plan and to establish rules or procedures that have the effect of limiting the amount payable to each participant to an amount that is less than the maximum amount otherwise authorized as that participant’s target incentive bonus.

To the extent permitted under Section 162(m) of the Code, to the extent applicable to us and the Annual Incentive Plan, unless otherwise determined by the Compensation Committee, if a participant is hired or rehired by us after the beginning of a performance period (or such corresponding period if the performance period is not a fiscal year) for which a bonus is payable, such participant may, if determined by the Compensation Committee, receive an annual bonus equal to the bonus otherwise payable to such participant based upon our actual performance for the applicable performance period or, if determined by the Compensation Committee, based upon achieving targeted performance objectives pro-rated for the days of employment during such period or such other amount as the Compensation Committee may deem appropriate.

Forfeiture and Clawback. The Compensation Committee may in its sole discretion specify in an award or a policy that is incorporated into an award by reference that the participant’s rights, payments, and benefits with respect to such award will be subject to reduction, cancellation, forfeiture, or recoupment upon the occurrence of certain specified events, in addition to any otherwise applicable vesting or performance conditions contained in such award. Such events may include, but are not limited to, termination of employment for cause, termination of the participant’s provision of services to us, breach of noncompetition, confidentiality, or other restrictive covenants that may apply to the participant, or restatement of our financial statements to reflect adverse results from those previously released financial statements as a consequence of errors, omissions, fraud, or misconduct.

Change in Control. If there is a Change in Control (as defined in the 2011 Stock Plan, as described above), the Compensation Committee, as constituted immediately prior to the change in control, will determine in its sole discretion whether and to what extent the performance criteria have been met or will be deemed to have been met for the year in which the change in control occurs and for any completed performance period for which a determination under the Annual Incentive Plan has not been made.

Termination of Employment. If a participant dies or becomes disabled prior to date on which bonuses under the Annual Incentive Plan for the applicable performance period are payable, the participant may receive an annual bonus equal to the bonus otherwise payable to the participant based on actual company performance for the applicable performance period or, if determined by the Compensation Committee, based upon achieving targeted performance objectives, pro-rated for the days of employment during the performance period. Unless otherwise determined by the Compensation Committee, if a participant’s employment terminates for any other reason, such participant will not receive a bonus.

Payment of Awards. Payment of any bonus amount is made to participants as soon as is practicable after the Compensation Committee certifies that one or more of the applicable performance objectives has been attained or after the Compensation Committee determines the amount of such bonus. All payments thus made will be in accordance with or exempt from the requirements of Section 409A of the Code.

Amendment and Termination of Plan. Our Board or the Compensation Committee may at any time amend, suspend, discontinue, or terminate the Annual Incentive Plan, subject to stockholder approval if such approval is necessary to continue to qualify the amounts payable under the Annual Incentive Plan under Section 162(m) of the Code if such amounts are intended to be so qualified; provided, that no such amendment, suspension, discontinuance or termination will adversely affect the rights of any participant in respect of any fiscal year that has already begun. Unless earlier terminated, the Annual Incentive Plan will expire on the day immediately prior to our first stockholder meeting at which directors are to be elected that occurs after the close of the third calendar year following 2012, the calendar year in which our initial public offering occurred.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Shareholders Agreement

In March 2007, we entered into a shareholders agreement, which was amended and restated on March 27, 2012, by that certain Amended and Restated Shareholders Agreement (the “Shareholders Agreement”), by and among the Company, Parallel, Palladium, and certain other stockholders party thereto (such stockholders referred to in this “Certain Relationships and Related Person Transactions” section as the “individual owners”). In fiscal 2013, each of Parallel and Palladium were related persons due to their greater than five percent equity ownership in the Company and the other stockholders party to the Shareholders Agreement were related persons due to their participation in the Shareholders Agreement, which qualifies them as a “group” under Section 13(d) of the Exchange Act. The Shareholders Agreement includes the following voting agreement:

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if the parties to the Shareholders Agreement hold more than 50% of our outstanding stock entitled to vote for the election of directors, then such parties will collectively have the right to designate the smallest whole number of directors that constitutes a majority of the Board;

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if the parties to the Shareholders Agreement hold 50% or less, but more than 25%, of our outstanding stock entitled to vote for the election of directors, then such parties will collectively have the right to designate the number of directors that is one fewer than the smallest whole number of directors that constitutes a majority of the Board; and

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if the parties to the Shareholders Agreement hold 25% or less of our outstanding stock entitled to vote for the election of directors, such parties will have no right to designate directors except that each of (1) Palladium, (2) Parallel, and (3) a representative of the individual owners party to the Shareholders Agreement will have the right to designate one director if such stockholder or group of stockholders holds at least 5% of the outstanding stock entitled to vote for the election of directors.

The director designation rights described in the first and second bullets above are allocated among the parties to the Shareholders Agreement as follows:

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for so long as the individual owners under the Shareholders Agreement in the aggregate continue to hold at least 5% of the outstanding stock entitled to vote for the election of directors, one director will be designated by a representative of the individual owners; and

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all of the remaining directors to be designated by the parties to the Shareholders Agreement will be divided between Parallel and Palladium in the ratio that most nearly matches the ratio of their ownership of shares of common stock of Regional; provided that, unless and until the ratio of the number shares of common stock held by Parallel to the number of shares of common stock held by Palladium is less than such ratio immediately following our initial public offering, the number of directors to be designated by Parallel will not be fewer than one fewer than the number of directors to be designated by Palladium.

Mr. Godley has served on the Board as a director designee of the individual owners and is a director nominee standing for reelection at the Annual Meeting. As of March 14, 2014, the individual owners retain the right to designate one director for election to the Company’s Board pursuant to the terms of the Shareholders Agreement. In addition, as described above, Messrs. Perez, Dell’Aquila, and Scott have served on the Board as director designees of Palladium and Parallel. However, in September 2013 and December 2013, Palladium and Parallel closed secondary public offerings pursuant to which each sold its equity ownership in the Company, and as a result, neither Palladium nor Parallel retains any right to designate directors of the Company in the future pursuant to the terms of the Shareholders Agreement. As such, Messrs. Perez, Dell’Aquila, and Scott will not be standing for reelection at the Annual Meeting. Mr. Jared L. Johnson, previously a director of the Company designated by Parallel, resigned from his position effective December 31, 2013.

The Shareholders Agreement also provides Parallel and Palladium with demand registration rights and provides incidental registration rights to the individual owners party to the Shareholders Agreement. In August 2013, following the exercise by Parallel and Palladium of their demand registration rights, the Company filed with the SEC a Registration Statement on Form S-3, which was declared effective by the SEC in August 2013. In September 2013 and December 2013, the Company facilitated the closing of public secondary offerings on behalf of Parallel, Palladium, Mr. Godley, and Mr. Quattlebaum. The expenses of these transactions totaled approximately $749,000 and were paid by the Company.

The Shareholders Agreement further provides that, in certain circumstances, parties to the Shareholders Agreement that have designated a director who is then serving on our Board may not make a significant investment in one of our competitors unless such party has first presented the investment opportunity to us. The Shareholders Agreement is filed as an exhibit to our Annual Report on Form 10-K, and the foregoing description is qualified by reference thereto.

Statement of Policy Regarding Transactions with Related Persons

Our Board has adopted a written statement of policy regarding transactions with related persons, which we refer to as our “related person policy.” Our related person policy requires that a “related person” (as defined as in paragraph (a) of Item 404 of Regulation S-K) must promptly disclose to our general counsel, or other person designated by our Board, any “related person transaction” (defined as any transaction that is anticipated and would be reportable by us under Item 404(a) of Regulation S-K in which we were or are to be a participant and the amount involved exceeds $120,000 and in which any related person had or will have a direct or indirect material interest) and all material facts with respect thereto. The general counsel, or such other person, will then promptly communicate that information to our Board. No related person transaction will be executed without the approval or ratification of our Board or a committee of the Board. It is our policy that directors interested in a related person transaction will recuse themselves from any vote of a related person transaction in which they have an interest. Our policy does not specify the standards to be applied by directors in determining whether or not to approve or ratify a related person transaction, and we accordingly anticipate that these determinations will be made in accordance with principles of Delaware law generally applicable to directors of a Delaware corporation.

Indemnification of Directors and Officers

Our Bylaws provide that we will indemnify our directors and officers to the fullest extent permitted by the Delaware General Corporation Law, which we refer to as the DGCL. In addition, our Amended and Restated

Certificate of Incorporation provides that our directors will not be liable for monetary damages for breach of fiduciary duty to the fullest extent permitted by the DGCL. There is no pending litigation or proceeding naming any of our directors or officers to which indemnification is being sought, and we are not aware of any pending or threatened litigation that may result in claims for indemnification by any director or officer.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors and executive officers and persons who own more than ten percent of our common stock to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and our other equity securities. Our directors, executive officers, and greater than ten percent stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) reports they file. To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, during the fiscal year ended December 31, 2013, all Section 16(a) filing requirements applicable to directors, executive officers, and greater than ten percent beneficial owners were timely complied with by such persons, except for: (i) one Form 4 filing required to be made by Mr. Perez following a director stock award; (ii) one Form 4 filing required to be made by Mr. Scott following a director stock award; (iii) one Form 4 filing required to be made by Palladium Equity Partners III, L.L.C. following director stock awards to Messrs. Perez and Scott; and (iv) one Form 4 filing required to be made by Parallel 2005 Equity Partners, LLC following director stock awards to Messrs. Dell’Aquila and Johnson.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of our common stock as of the close of trading on March 14, 2014, of: (i) each person known by us to beneficially own more than five percent of our common stock; (ii) each of our directors; (iii) each of our executive officers; and (iv) all of our directors and executive officers, as a group.

	Shares Beneficially Owned(1)
Name	Number	Percentage
Shareholders Agreement Group(2)	1,237,994	9.6%
Wellington Management Company, LLP(3)	1,022,001	8.1%
EJF Capital LLC(4)	1,282,717	10.1%
Second Curve Capital, LLC(5)	962,968	7.6%
Gilder, Gagnon, Howe & Co. LLC(6)	1,057,793	8.4%
Roel C. Campos(7)	7,363	*
Richard T. Dell’Aquila(8)	—	*
Thomas F. Fortin(9)	246,563	1.9%
Richard A. Godley(10)	127,989	1.0%
Alvaro G. de Molina(11)	6,691	*
Carlos Palomares(12)	9,484	*
David Perez(13)	—	*
Erik A. Scott(14)	—	*
C. Glynn Quattlebaum(15)	354,975	2.7%
A. Michelle Masters(16)	10,000	*
Donald E. Thomas(17)	22,000	*
Brian J. Fisher	—	*
All directors and executive officers, as a group (12 persons)	785,065	5.9%

*	Amount represents less than 1.0%
(1)	Applicable percentage of ownership is based upon 12,652,197 shares of our common stock outstanding on March 14, 2014. Beneficial ownership is determined in accordance with the rules of the SEC and includes voting and investment power with respect to shares shown as beneficially owned. Shares of common stock subject to options currently exercisable or exercisable within 60 days are deemed outstanding for computing the shares and percentage ownership of the person holding such options, but are not deemed outstanding for computing the percentage ownership of any other person or entity. Except as otherwise indicated, the persons or entities listed in the table have sole voting and investment power with respect to all shares shown as beneficially owned by them.
(2)	The “Shareholders Agreement Group” is comprised of those parties to the Shareholders Agreement described under “Certain Relationships and Related Person Transactions” above. Parallel 2005 Equity Fund, LP ( “Parallel”); Palladium Equity Partners III, L.P. ( “Palladium”); the Richard A. Godley, Sr. Revocable Trust dated August 29, 2005; Vanessa Bailey Godley; William T. “Tyler” Godley; the Tyler Godley 2011 Irrevocable Trust dated March 28, 2011; the Pamela Denise Godley Revocable Trust dated November 3, 2011; the Haylei D. Tucker Family 2012 Irrevocable Trust dated December 17, 2012; the Tyler Godley Children 2012 Irrevocable Trust dated December 17, 2012; Jerry L. Shirley; Brenda F. Kinlaw; C. Glynn Quattlebaum; Sherri Quattlebaum; and Jesse W. Geddings are parties to the Shareholders Agreement. The information reported is based in part on a Schedule 13G/A filed with the SEC on February 14, 2014. The address of Parallel is 2525 McKinnon Street, Suite 330, Dallas, Texas 75201. The address of Palladium is Rockefeller Center, 1270 Avenue of the Americas, Suite 2200, New York, New York 10020. The address of all other members of the Shareholders Agreement Group is c/o Regional Management Corp., 509 West Butler Road, Greenville, South Carolina 29607. The amount stated includes (i) 4,000 shares subject to options beneficially owned by Palladium; (ii) 2,000 shares subject to options beneficially owned by Parallel; (iii) 2,000 shares subject to options beneficially owned by Mr. Godley (see footnote 10 below); (iv) 274,844 shares subject to options beneficially owned by Mr. Quattlebaum (see footnote 15 below); and (v) 3,673 shares subject to options beneficially owned by Mr. Geddings. All such options are either currently exercisable or exercisable within 60 days of March 14, 2014, and no party beneficially owning such options will have voting or investment power until the options are exercised. Such shares are considered outstanding for the purpose of computing the percentage of outstanding stock owned by the Shareholders Agreement Group, but not for the purpose of computing the percentage ownership of any other person, except as stated elsewhere in these footnotes.
(3)	The information reported is based on a Schedule 13G/A filed with the SEC on February 14, 2014, reporting shared power of Wellington Management Company, LLP (“Wellington”) to vote or direct the vote of 607,099 shares and shared power to dispose or direct the disposition of 1,022,001 shares. The business address of Wellington is 280 Congress Street, Boston, MA 02210.
(4)	The information reported is based on a Schedule 13G/A filed with the SEC on March 17, 2014, reporting shared power of EJF Capital LLC and certain of its affiliates (collectively, “EJF”) to vote or direct the vote and to dispose or direct the disposition of 1,282,717 shares. Emanuel J. Friedman is the controlling member of EJF. The business address of EJF and Mr. Friedman is 2107 Wilson Boulevard, Suite 410, Arlington, VA 22201.
(5)	The information reported is based on a Schedule 13G/A filed with the SEC on January 17, 2014, reporting shared power of Second Curve Capital, LLC (“Second Curve”) to vote or direct the vote and to dispose or direct the disposition of 962,968 shares. Thomas K. Brown is the Managing Member of Second Curve. The business address of Second Curve and Mr. Brown is 237 Park Avenue, 9th Floor, New York, New York 10017.
(6)	The information reported is based on a Schedule 13G filed with the SEC on February 12, 2014, reporting sole power of Gilder, Gagnon, Howe & Co. LLC (“Gilder Gagnon”) to vote or direct the vote and to dispose or direct the disposition of 27,414 shares and shared power to dispose or direct the disposition of 1,030,379 shares. The business address of Gilder Gagnon is 3 Columbus Circle, 26th Floor, New York, NY 10019.
(7)

The amount stated consists of 4,000 shares subject to options either currently exercisable or exercisable within 60 days of March 14, 2014, over which Mr. Campos will not have voting or investment power until the options are exercised. The shares described in this footnote are considered outstanding for the purpose of computing the percentage of outstanding stock owned by Mr. Campos and by directors and executive officers as a group, but not for the purpose of computing the percentage ownership of any other person.
(8)	Mr. Dell’Aquila was previously a Managing Director of Parallel. The Company granted options to Mr. Dell’Aquila on March 27, 2012. Pursuant to arrangements between Parallel and Mr. Dell’Aquila, Mr. Dell’Aquila is not permitted to retain stock options granted by the Company to Mr. Dell’Aquila, and Mr. Dell’Aquila is required to hold such securities for the benefit of Parallel. As of March 14, 2014, Mr. Dell’Aquila held, for the benefit of Parallel, 2,000 shares subject to options either currently exercisable or exercisable within 60 days of March 14, 2014, over which Parallel will not have voting or investment power until the options are exercised. Parallel 2005 Equity Partners, LP is the general partner of Parallel. Parallel 2005 Equity Partners, LLC is the general partner of Parallel 2005 Equity Partners, LP. F. Barron Fletcher, III is the managing member of Parallel 2005 Equity Partners, LLC. The address of each of the entities listed and Mr. Fletcher is 2525 McKinnon Street, Suite 330, Dallas, Texas 75201. Mr. Fletcher disclaims beneficial ownership of such shares, except to the extent of his pecuniary interest therein. Parallel is a party to the Shareholders Agreement described under “Certain Relationships and Related Person Transactions” above.
(9)	The amount stated consists of 246,563 shares subject to options either currently exercisable or exercisable within 60 days of March 14, 2014, over which Mr. Fortin will not have voting or investment power until the options are exercised. The shares described in this footnote are considered outstanding for the purpose of computing the percentage of outstanding stock owned by Mr. Fortin and by directors and executive officers as a group, but not for the purpose of computing the percentage ownership of any other person.
(10)	Mr. Godley is a director of the Company and is a party to the Shareholders Agreement described under “Certain Relationships and Related Person Transactions” above. The address for Mr. Godley is c/o Regional Management Corp., 509 West Butler Road, Greenville, South Carolina 29607. Mr. Godley holds 4,484 shares directly. Additional shares stated are owned by (i) the Pamela Denise Godley Revocable Trust dated November 3, 2011, of which Pamela Denise Godley is trustee (Mrs. Godley is Mr. Godley’s wife) (61,505 shares), and (ii) the Haylei D. Tucker Family 2012 Irrevocable Trust dated December 17, 2012, of which Mrs. Godley is trustee (60,000 shares). Mr. Godley disclaims beneficial ownership of the shares held by trusts for which his wife is trustee. The amount stated also consists of 2,000 shares subject to options either currently exercisable or exercisable within 60 days of March 14, 2014, over which Mr. Godley will not have voting or investment power until the options are exercised. Such shares are considered outstanding for the purpose of computing the percentage of outstanding stock owned by Mr. Godley and by directors and executive officers as a group, but not for the purpose of computing the percentage ownership of any other person, except as stated elsewhere in these footnotes.
(11)	The amount stated consists of 4,000 shares subject to options either currently exercisable or exercisable within 60 days of March 14, 2014, over which Mr. de Molina will not have voting or investment power until the options are exercised. Such shares are considered outstanding for the purpose of computing the percentage of outstanding stock owned by Mr. de Molina and by directors and executive officers as a group, but not for the purpose of computing the percentage ownership of any other person.
(12)	The amount stated consists of 4,000 shares subject to options either currently exercisable or exercisable within 60 days of March 14, 2014, over which Mr. Palomares will not have voting or investment power until the options are exercised. Such shares are considered outstanding for the purpose of computing the percentage of outstanding stock owned by Mr. Palomares and by directors and executive officers as a group, but not for the purpose of computing the percentage ownership of any other person.
(13)

Mr. Perez is the President and Chief Operating Officer of Palladium. The Company granted options to Mr. Perez on March 27, 2012. Pursuant to arrangements between Palladium and Mr. Perez, Mr. Perez is not permitted to retain stock options granted by the Company to Mr. Perez, and Mr. Perez is required to hold such securities for the benefit of Palladium. As of March 14, 2014, Mr. Perez held, for the benefit of Palladium, 2,000 shares subject to options either currently exercisable or exercisable within 60 days of March 14, 2014, over which Palladium will not have voting or investment power until the options are exercised. Palladium Equity Partners III, L.L.C. (“Palladium General”) is the general partner of Palladium. Marcos A. Rodriguez is the managing member of Palladium General. The address of each of the entities listed and Mr. Rodriguez is Rockefeller Center, 1270 Avenue of the Americas, Suite 2200, New York, New York 10020. Mr. Rodriguez disclaims beneficial ownership of such shares, except to the extent of his pecuniary interest therein. Palladium is a party to the Shareholders Agreement described under “Certain Relationships and Related Person Transactions” above.
(14)	Mr. Scott is a Managing Director with Palladium. The Company granted options to Mr. Scott on March 27, 2012. Pursuant to arrangements between Palladium and Mr. Scott, Mr. Scott is not permitted to retain stock options granted by the Company to Mr. Scott, and Mr. Scott is required to hold such securities for the benefit of Palladium. As of March 14, 2014, Mr. Scott held, for the benefit of Palladium, 2,000 shares subject to options either currently exercisable or exercisable within 60 days of March 14, 2014, over which Palladium will not have voting or investment power until the options are exercised. Palladium Equity Partners III, L.L.C. (“Palladium General”) is the general partner of Palladium. Marcos A. Rodriguez is the managing member of Palladium General. The address of each of the entities listed and Mr. Rodriguez is Rockefeller Center, 1270 Avenue of the Americas, Suite 2200, New York, New York 10020. Mr. Rodriguez disclaims beneficial ownership of such shares, except to the extent of his pecuniary interest therein. Palladium is a party to the Shareholders Agreement described under “Certain Relationships and Related Person Transactions” above.
(15)	The amount stated consists of 274,844 shares subject to options either currently exercisable or exercisable within 60 days of March 14, 2014, over which Mr. Quattlebaum will not have voting or investment power until the options are exercised. Such shares are considered outstanding for the purpose of computing the percentage of outstanding stock owned by Mr. Quattlebaum and by directors and executive officers as a group, but not for the purpose of computing the percentage ownership of any other person, except as stated elsewhere in these footnotes. The remaining 80,131 shares are jointly held by Mr. Quattlebaum and his wife, Sherri Quattlebaum. Mr. Quattlebaum is our President and Chief Operating Officer, and Mr. and Mrs. Quattlebaum are parties to the Shareholders Agreement described under “Certain Relationships and Related Person Transactions” above.
(16)	The amount stated consists of 10,000 shares subject to options either currently exercisable or exercisable within 60 days of March 14, 2014, over which Ms. Masters will not have voting or investment power until the options are exercised. The shares described in this footnote are considered outstanding for the purpose of computing the percentage of outstanding stock owned by Ms. Masters and by directors and executive officers as a group, but not for the purpose of computing the percentage ownership of any other person.
(17)	The amount stated consists of 20,000 shares subject to options either currently exercisable or exercisable within 60 days of March 14, 2014, over which Mr. Thomas will not have voting or investment power until the options are exercised. The shares described in this footnote are considered outstanding for the purpose of computing the percentage of outstanding stock owned by Mr. Thomas and by directors and executive officers as a group, but not for the purpose of computing the percentage ownership of any other person.

REGIONAL MANAGEMENT CORP. 509 WEST BUTLER ROAD GREENVILLE, SC 29607

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M70286-P48716                KEEP THIS PORTION FOR YOUR RECORDS

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REGIONAL MANAGEMENT CORP.		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the election of the nominees for director named below:
1.	Election of Directors	☐	☐	☐
Nominees:
01) Roel C. Campos
02) Alvaro G. de Molina
03) Thomas F. Fortin
04) Richard A. Godley
05) Carlos Palomares
The Board of Directors recommends you vote FOR proposal 2.						For	Against	Abstain
2.	Ratification of the appointment of McGladrey LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014.					☐	☐	☐

NOTE: THE UNDERSIGNED HEREBY RATIFIES AND CONFIRMS ALL THAT SAID AGENTS, OR ANY OF THEM OR THEIR SUBSTITUTES, MAY LAWFULLY DO OR CAUSE TO BE DONE BY VIRTUE HEREOF, AND ACKNOWLEDGES RECEIPT OF THE NOTICE OF THE ANNUAL MEETING, THE ACCOMPANYING PROXY STATEMENT, AND THE ANNUAL REPORT ON FORM 10-K TO STOCKHOLDERS FOR THE FISCAL YEAR ENDING DECEMBER 31, 2013.

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Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

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M70287-P48716

REGIONAL MANAGEMENT CORP.

Annual Meeting of Stockholders

April 23, 2014 at 8:00 AM

This proxy is solicited by the Board of Directors.

The undersigned stockholder of Regional Management Corp. hereby appoints Thomas F. Fortin and Brian J. Fisher as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side, all of the shares of common stock, $0.10 par value, of the Company held of record by the undersigned on March 14, 2014, at the Annual Meeting of the Stockholders of the Company to be held on April 23, 2014, or any adjournment thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER SPECIFIED HEREIN BY THE UNDERSIGNED STOCKHOLDER. THIS PROXY, IF DULY EXECUTED AND RETURNED, WILL BE VOTED “FOR” THE NOMINEES FOR DIRECTOR AND “FOR” PROPOSAL 2, IF NO INSTRUCTION TO THE CONTRARY IS INDICATED. THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING OF STOCKHOLDERS IN ACCORDANCE WITH THEIR JUDGMENT.

Continued and to be signed on reverse side